Exhibit 2.1

EXECUTION VERSION

STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Sip Acquisition Company,

as Purchaser,

Cott Corporation,

as Parent,

S&D Coffee Holding Company,

as the Company,

each of the Sellers identified on the signature pages hereto,

and

Alan P. Davis and E. Rhyne Davis,

as Sellers’ Representative

dated as of

August 3, 2016

i

ii

iii

STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

This STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of August 3, 2016, is entered into by and among Sip Acquisition Company, a Delaware corporation (“Purchaser”), Cott Corporation, a corporation organized under the laws of Canada (“Parent” and, together with Purchaser, the “Purchaser Parties” and each, individually, a “Purchaser Party”), S&D Coffee Holding Company, a North Carolina corporation (the “Company”), each of the shareholders of the Company identified on the signature pages hereto (the “S&D Shareholders”), each of the members of Arabica, LLC, a North Carolina limited liability company (“Arabica”), identified on the signature pages hereto (the “Arabica Members” and, together with the S&D Shareholders, collectively, the “Sellers” and each, individually, a “Seller”), and Alan P. Davis and E. Rhyne Davis, acting jointly, as the Sellers’ Representative appointed pursuant to Section 12.1(a).

WHEREAS, (i) the S&D Shareholders collectively own, beneficially and of record, all of the issued and outstanding shares of capital stock of the Company (the “Shares”) and (ii) the Arabica Members collectively own, beneficially and of record, all of the issued and outstanding membership interests of Arabica (the “Membership Interests”);

WHEREAS, the Company owns, directly or indirectly, all of the issued and outstanding Equity Interests of each of the entities identified on Exhibit A (collectively, together with the Company and Arabica, the “Acquired Companies”);

WHEREAS, Parent owns, directly or indirectly, all of the issued and outstanding Equity Interests of Purchaser and, in such capacity, will obtain substantial benefits, directly or indirectly, from the consummation of the Transactions;

WHEREAS, (i) the S&D Shareholders desire to sell, and Purchaser desires to acquire, all of the Shares and (ii) the Arabica Members desire to sell, and Purchaser desires to acquire, all of the Membership Interests, in each case on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, immediately prior to the execution and delivery of this Agreement, the Purchaser Parties have obtained, at their expense, a representation and warranty insurance policy providing coverage in the amount of $20,000,000 (the “R&W Policy”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given below:

“A. Davis Group” means those Sellers identified as comprising the A. Davis Group on Schedule 1.1 and their respective successors and assigns.

“Action” means any claim, cause of action, action, audit, hearing, suit, proceeding, or arbitration proceeding by or before any Governmental Entity.

“Acquired Companies” is defined in the recitals to this Agreement.

“Affected Employees” is defined in Section 6.6(b).

“Affiliate” of any Person means a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the first Person. For purposes of this definition, the term “control,” “controlled by” or “under common control with,” as and with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, the right to appoint directors or managers, by contract, as trustee or executor, by proxy or agent or otherwise.

“Aggregate Enterprise Value” means $355,000,000.

“Agreement” is defined in the introductory paragraph of this Agreement.

“Allocation Percentage” means, with respect to a Seller, the percentage set forth opposite such Seller’s name on Schedule 1.1.

“Applicable Law” means, with respect to any Person, any written foreign, federal, state, local or municipal law, ordinance, regulation, statute or treaty applicable to such Person.

“Arabica” is defined in the introductory paragraph hereof.

“Arabica Enterprise Value” means $13,420,000.

“Arabica Equity Value” is defined in Section 2.3(a)(ii).

“Arabica Members” is defined in the introductory paragraph of this Agreement.

“Audited Financial Statements” means the audited consolidated balance sheet of S&D Coffee as of December 30, 2015 and December 31, 2014 and the audited consolidated statements of net income, changes in stockholders’ equity and cash flows for S&D Coffee for the twelve-month period then ended, together with the report thereon of Grant Thornton LLP, independent certified public accountants, and including the notes thereto.

“Audits” is defined in Section 4.19(c).

“Benefit Plan” means (i) each “employee benefit plan” as such term is defined in Section 3(3) of ERISA, (ii) each other severance pay, retention, change in control, salary continuation, bonus, incentive, stock option, other equity compensation, retirement, pension, profit sharing or deferred compensation plan, contract, program, fund or arrangement, and (iii) each other employee benefit plan, contract, program, fund or arrangement covering any current or former employees, consultants or nonemployee directors of any Acquired Company or ERISA Affiliate that are sponsored or maintained by any Acquired Company or ERISA Affiliate, with respect to which any Acquired Company or ERISA Affiliate is required to make payments, transfers or contributions, or with respect to which any Acquired Company has any obligation or liability, contingent or otherwise.

“Business” means the development, production, marketing, sale and distribution of (a) coffee and tea, (b) coffee and tea extracts and concentrates, and (c) herbal extracts.

“Business Day” means a day (other than Saturday or Sunday) on which banks are generally open for the ordinary conduct of business in New York, New York.

“Cash” means, as of the date in question, all cash and short-term investments of excess cash of the Acquired Companies on a consolidated basis determined in accordance with GAAP. Any monetary conversion from the currency of a foreign country to United States dollars shall be calculated using the applicable exchange rates set forth in The Wall Street Journal, Eastern Edition, on the Business Day prior to the Closing Date. For the avoidance of doubt, Cash will (i) be calculated net of issued but uncleared checks and drafts and (ii) include checks, other wire transfers and drafts deposited or available for deposit for the account of an Acquired Company, as applicable.

“Change of Control Obligations” means all amounts required to be paid by any Acquired Company with respect to any obligations under any change of control, termination, severance or similar agreement or arrangement (including any stay, retention or other discretionary bonus) or any other compensation, in each case that is payable as a result of the Transactions (plus the employer portion of any payroll and employment Taxes attributable to (i) such amounts or (ii) a lapse of any forfeiture provision or the satisfaction of vesting conditions with respect to restricted stock, if any). For the avoidance of doubt, Change of Control Obligations will not include amounts accrued in S&D Coffee’s financial statements for bonuses payable in the ordinary course of business consistent with past practice for services performed in 2016; and Change of Control Obligations will include all amounts payable to holders of phantom equity units under the S&D Coffee, Inc. Phantom Equity Plan or any other similar plan, or similar non-plan interests, and the payments required to be made under the employment agreements of each of C. Ron Hinson, Steve Cole and Brian Bradley upon a Change in Control (as defined therein).

“Claim Notice” is defined in Section 9.4(b).

“Claim Response Period” is defined in Section 9.4(b).

“Closing” is defined in Section 2.2.

“Closing Date” is defined in Section 2.2.

“Closing Date Cash Amount” is defined in Section 2.4(a).

“Closing Date Debt” means Indebtedness of the Acquired Companies as of immediately prior to the Closing.

“Closing Date Net Working Capital” means, on a consolidated basis as of the Effective Time, (a) the Current Assets minus (b) the Current Liabilities; provided, however, that Net

Working Capital will not reflect, without duplication, Cash; Indebtedness; the Company Transaction Expenses; deferred financing costs; long-term deposits in respect of leaseholds and similar items; the last-in, first-out adjustments with respect to coffee products of any Acquired Company; fifty percent (50%) of the value of the coffee futures balance; the unrecognized gains or losses on hedging transactions by any Acquired Company; advances to officers; country club dues; SERP; income taxes receivable; and deferred income taxes; and Net Working Capital will include prepayments by any Acquired Company for tea products.

“Closing Date Net Working Capital Adjustment” is defined in Section 2.3(c).

“Closing Date Schedule” is defined in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986.

“Commercial Software” means software that is commercially available off-the-shelf software licensed to any Acquired Company on standard terms for a one-time or annual fee of $50,000 or less.

“Company” is defined in the recitals to this Agreement.

“Company Enterprise Value” means $341,580,000.

“Company Equity Value” is defined in Section 2.3(a)(ii).

“Company’s Knowledge” or “Knowledge of the Company” means the actual knowledge of C. Ron Hinson, Stephen F. Cole, Brian R. Bradley or Jack Robinson or, only with respect to Sections 4.11(g) and 4.12(b), Scott Seebold, in each case, after reasonable inquiry of their respective direct reports with supervisory responsibility for the relevant fact, matter or circumstance.

“Company Indemnified Persons” is defined in Section 6.9(a).

“Company Intellectual Property” means all material Intellectual Property that is owned by any Acquired Company or is currently used in the business of any Acquired Company.

“Company Material Adverse Effect” means any fact, event, circumstance or development that, individually or in the aggregate with all other facts, events, circumstances, or developments, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Acquired Companies taken as a whole; provided, however, that the following changes and events (and any adverse effect on the Acquired Companies resulting therefrom) shall not be taken into account in determining whether a Company Material Adverse Effect has occurred, unless, in the case of (c), (d), (e), (f) or (g) the Acquired Companies are disproportionately affected thereby relative to companies that participate in the markets in which the Acquired Companies operate: (a) the consummation of the Transactions or any public announcement relating to this Agreement, (b) any failure by the Acquired Companies to meet any internal or published projections, forecasts or revenue or earnings predictions, (c) changes that are generally applicable to the industries and markets in which the Acquired Companies operate, (d) changes in GAAP or the interpretation thereof, (e)

changes in Applicable Laws or interpretations thereof by any Governmental Entity, (f) changes in global, national or regional economic, business, regulatory, market or political conditions (including the outbreak of war or acts of terrorism) or in national or global financial markets, and (g) earthquakes, hurricanes, fires or other natural disasters. A fact, event, circumstance, or development need not be continuing or of any particular duration to constitute a “Company Material Adverse Effect.”

“Company Transaction Expenses” means all of the unpaid third-party costs, fees and expenses incurred by the Sellers or any Acquired Company in connection with the consummation of the Transactions, whether due or arising on, at or after the Closing Date, including, without duplication, (a) all costs, fees and expenses of all third-party professionals of the Sellers and/or the Acquired Companies, including investment bankers (including 7 Mile Advisors, LLC and Deloitte Corporate Finance LLC), attorneys (including Moore & Van Allen PLLC and Johnston, Allison & Hord, PA), and accountants, and all of the other out-of-pocket fees and expenses incurred by the Sellers and/or the Acquired Companies relating to this Agreement and the Transactions, in each case to the extent unpaid as of immediately prior to the Closing, (b) any Change of Control Obligations or any other compensation that is payable by an Acquired Company to employees or independent contractors of such Acquired Company as a result of the Transactions, and (c) the employer portion of any payroll or employment taxes attributable to the amounts described in clause (b), to the extent not already included therein; provided that Company Transaction Expenses will not include amounts accrued in an Acquired Company’s financial statements for bonuses payable in the ordinary course of business consistent with past practice for services performed in 2016.

“Competing Transaction” means any proposal or offer from any Person (other than the Purchaser Parties or their Affiliates) relating to any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, stock acquisition, asset acquisition, share exchange or similar transaction, of all or substantially all of the assets or Equity Interests of any Acquired Company.

“Confidentiality Agreement” means that certain Confidentiality and Nondisclosure Agreement, dated as of January 28, 2016, entered into by Parent and Deloitte Corporate Finance LLC or 7 Mile Advisors, LLC, as agent for the Company.

“Consideration Schedule” is defined in Section 2.3(b).

“Contract” means any legally binding contract, indenture, mortgage, guarantee, arrangement, commitment, lease, sublease, loan, license, instrument or other agreement or understanding, in each case, whether written or oral (including any and all amendments and other modifications or assignments thereto, and including any exhibits and schedules thereto).

“Copyrights” means copyrights and all registrations and applications to register the same.

“Current Assets” means accounts receivable, inventories, prepaid expenses, fifty percent (50%) of the value of the coffee futures balance, and all other current assets of the Acquired Companies, determined in accordance with GAAP and on the same basis as used in computing the sample adjusted net working capital set forth on Exhibit B (the “Sample Working Capital”), including adjustments reflected thereon but excluding Cash, the Excluded Assets (or proceeds thereof), any amounts or obligations owed by one Acquired Company to another Acquired Company (to the extent that the amounts owed are eliminated on a consolidated basis), and the impact, if any, of the consummation of the Transactions.

“Current Liabilities” means accounts payable, accrued compensation and related expenses and all other current liabilities of the Acquired Companies, determined in accordance with GAAP and on the same basis as used in computing the Sample Working Capital, including adjustments reflected thereon but excluding the Closing Date Debt, the Company Transaction Expenses, any other payments made at the Closing in connection with the Transactions, any amounts or obligations owed by one Acquired Company to another Acquired Company (assuming that the amounts owed are eliminated on a consolidated basis), and the impact, if any, of the consummation of the Transactions. For avoidance of doubt, Current Liabilities will include (a) obligations for accrued severance costs with respect to employees terminated prior to Closing, (b) any accrued income taxes payable by an Acquired Company for Pre-Closing Tax Periods, and (c) amounts payable by the Acquired Companies to third parties in respect of Milk Splash, including the full amount of the APTAR accrual.

“Deductible” is defined in Section 9.6(a)(ii).

“Effective Time” means 12:01 a.m. prevailing Eastern Time on the Closing Date.

“Encumbrances” means any and all liens, charges, security interests, claims, mortgages, pledges, encumbrances, deeds of trust, judgments, voting trusts and other restrictions on title or transfer (but excluding restrictions on the transfer of the Shares or Membership Interests imposed by federal or state securities laws).

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, exposure to, or handling of any Hazardous Substances; or (b) any actual or alleged liability under or non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means all applicable federal, state or local statutes, laws, rules, ordinances, codes, regulations, judgments and orders in effect on the date hereof and relating to protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws and regulations relating to Releases of Hazardous Substances, or otherwise relating to the use, treatment storage, disposal, transportation or handling of Hazardous Substances.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged liability under or non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” is defined in Section 4.16(b).

“Equity Interests” means shares of capital stock, partnership interests, membership interests, equity interests or any similar term under Applicable Law, including nominee, qualifying and similar shares.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Person that is (or within the last six years, was) controlling, controlled by or under common control with an Acquired Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

“Escrow Account” is defined in Section 2.3(f).

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” is defined in Section 2.3(f).

“Estimated Base Purchase Price” is defined in Section 2.3(a)(i).

“Estimated Closing Date Cash Amount” is defined in Section 2.3(c).

“Estimated Closing Date Net Working Capital” is defined in Section 2.3(c).

“Estimated Closing Date Schedule” is defined in Section 2.3(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means (a) the life insurance policies held by the Acquired Companies with respect to certain officers or equityholders and (b) notes receivable from certain Affiliates of the Company, in each case as set forth on Schedule 1.2.

“Excluded Claims” is defined in Section 9.6(b)(i).

“Excluded Claims Deductible” is defined in Section 9.6(b)(ii)(A).

“Expiration Date” is defined in Section 2.3(f).

“Final Base Purchase Price” means an amount equal to (a) the Aggregate Enterprise Value plus (b) the Closing Date Cash Amount reflected on the Final Closing Date Schedule, plus, (c)(i) the amount by which the Closing Date Net Working Capital reflected on the Final Closing Date Schedule exceeds the Target Net Working Capital, if applicable, or minus (ii) the amount by which the Target Net Working Capital exceeds the Closing Date Net Working Capital reflected on the Final Closing Date Schedule, minus (d) the amount of the Closing Date Debt, minus (e) the aggregate amount of the Company Transaction Expenses.

“Final Closing Date Schedule” is defined in Section 2.4(d).

“Fundamental Representations” is defined in Section 9.5.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, consistently applied, and when used with respect to the Acquired Companies, in accordance with the accounting policies historically used by the Acquired Companies, each of which complies with GAAP and, to the extent material, is disclosed in the footnotes to the Audited Financial Statements as of December 31, 2015.

“Governmental Entity” means any court, administrative agency, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of a foreign country or the United States or any state, county, city or other political subdivision thereof.

“Governmental Order” means any order, writ, judgment, lien, directive, injunction, decree, stipulation, subpoena, written determination or award entered by or with any Governmental Entity.

“Hazardous Substances” shall mean any substance regulated under any Environmental Law including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, all amounts (including any make-whole payments, termination or breakage costs or prepayment premiums or penalties payable under an arrangement otherwise constituting Indebtedness hereunder as a result of the consummation of the Transactions), contingent or otherwise, of any Acquired Company for (a) senior debt, including the Credit Agreement among S&D Coffee, Bank of America, N.A., and the lenders identified therein, dated December 20, 2013 (as amended) and subordinated debt, but specifically excluding the Wells Fargo Bank, N.A. Irrevocable Standby Letter of Credit Number SM206066W; (b) borrowed money (excluding trade payables), lease obligations that are required to be classified as capitalized lease obligations in accordance with GAAP, and conditional sale or other title retention agreements, in each case except for amounts payable under leases of automobiles or trucks leased by an Acquired Company for use in its business; (c) any other indebtedness that is evidenced by a note, bond, mortgage, debenture or similar instrument; (d) any obligations in respect of bankers’ acceptances issued or created (including any letter of credit or performance bond but specifically excluding the Wells Fargo Bank, N.A. Irrevocable Standby Letter of Credit Number SM206066W); (e) any liabilities secured by any security interest, for avoidance of doubt excluding any security interest filed by a lessor of assets or property to the Acquired Companies with respect to an operating or true lease; (f) any guarantee obligations (other than those that arose in the ordinary course of business consistent with past practices, and other than those in favor of another Acquired Company); (g) any obligations under interest rate swap agreements or similar arrangements (such as collars or caps); (h) all accrued obligations, if any, for previous acquisitions by any Acquired Company, excluding royalty payments in connection with the acquisition of assets of Toddy Iced Cappuccino, Inc. and Toddy Products, Inc.; and (i) any accrued interest, fees or penalties in respect of any of the foregoing. For the avoidance of doubt, Indebtedness shall include each of the following: any amounts payable under any executive retirement plan maintained by any Acquired Company; any Indebtedness owed to any Affiliate of the Acquired Companies set forth on Schedule 4.24; and advances made by an Acquired Company to an officer of such Acquired Company in connection with the performance by such officer of his duties to such Acquired Company.

“Indemnified Party” means any Person claiming indemnification under any provision of Article IX.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article IX.

“Indemnity Escrow Account” is defined in Section 2.3(f).

“Indemnity Escrow Amount” means an amount equal to $3,550,000.

“Insurance Policies” is defined in Section 4.14.

“Intellectual Property” means Marks, Patents, Copyrights, Trade Secrets and internet domain names.

“Interim Management Financial Statements” means the unaudited consolidated balance sheet of S&D Coffee as at July 13, 2016 and unaudited consolidated statements of net income, changes in stockholders’ equity and cash flows for S&D Coffee for the interim period then ended, in each case prepared by the management of S&D Coffee.

“IRS” means the Internal Revenue Service.

“Losses” means all losses, liabilities, claims, damages, judgments, awards, settlements, Taxes, costs, fees, disbursements, fines, assessments and penalties incurred in defense or settlement of actions, suits, claims and proceedings, including reasonable attorneys’ fees and other reasonable expenses of litigation or similar proceedings.

“made available to Purchaser” means that the referenced material or item was located in the “Project Sip” electronic data room maintained by the Company or its advisors and accessible to Purchaser at the close of business on the date that is three days prior to the date of this Agreement.

“Marks” means trademarks, trade dress, service marks, logos, trade names and all registrations and applications to register the same.

“Material Contracts” is defined in Section 4.13(a).

“Membership Interests” is defined in the recitals to this Agreement.

“Neutral Accountant” means Ernst & Young or another independent certified public accounting firm of national or regional reputation mutually satisfactory to Purchaser and the Sellers’ Representative.

“Operating Document” means with respect to any corporation, limited liability company, partnership, or other legally authorized incorporated or unincorporated entity, the bylaws, operating agreement, partnership agreement, or other applicable documents relating to the operation, governance or management of such entity.

“Organizational Document” means with respect to any corporation, limited liability company, partnership, or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, articles of association, certificate of formation or other applicable organizational or charter documents relating to the creation of such entity.

“Owned Real Property” is defined in Section 4.11(a).

“Parent” is defined in the introductory paragraph of this Agreement.

“Patents” means issued patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof.

“Per Share Equity Value” means the Company Equity Value divided by the total number of Shares that are issued and outstanding immediately prior to the Closing.

“Permitted Encumbrances” means: (a) statutory liens for Taxes that are not yet delinquent or Taxes that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (b) statutory, common law or civil law liens to secure obligations to landlords, lessors or renters under leases or rental agreements confined to the premises rented pursuant to which the applicable Acquired Company is not in default; (c) statutory, common or civil law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens arising or incurred in the ordinary course of business and with respect to amounts not yet due and payable; and (d) any minor imperfection of title or recorded easements, covenants, conditions or other restrictions (including rights of way, zoning and setback requirements) that individually or in the aggregate with other such items would not reasonably be expected to result in a material reduction in the value of, or interfere in any material respect with the use or operation of, the assets of the Acquired Companies affected by such items.

“Person” means a natural person, partnership, corporation, limited liability company, trust, unincorporated association, joint venture or any other legal entity, including any Governmental Entity.

“Personal Property Leases” is defined in Section 4.12.

“Pre-Closing Tax Periods” is defined in Section 8.2.

“Purchaser” is defined in the introductory paragraph of this Agreement.

“Purchaser Indemnified Party” is defined in Section 9.2(a).

“Purchaser Parties” is defined in the introductory paragraph of this Agreement.

“R. Davis Group” means those Sellers identified as comprising the R. Davis Group on Schedule 1.1 and their respective successors and assigns.

“R&W Policy” is defined in the recitals hereto.

“Real Property” is defined in Section 4.11(c).

“Real Property Leases” is defined in Section 4.11(b).

“Registered Intellectual Property” means all (a) Patents, (b) registered Marks, applications to register Marks, intent to use applications or other registrations or applications related to Marks, (c) registered Copyrights and applications for Copyright registration, and (d) internet domain names.

“Release” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. or any other Environmental Law.

“Review Period” is defined in Section 2.4(a).

“S&D Coffee” means S. & D. Coffee, Inc., a North Carolina corporation and wholly-owned subsidiary of the Company.

“S&D Shareholders” is defined in the introductory paragraph of this Agreement.

“Sample Working Capital” is defined in the definition of Current Assets.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” is defined in the introductory paragraph of this Agreement.

“Seller Indemnified Party” is defined in Section 9.3.

“Sellers’ Representative” is defined in Section 12.1(a).

“Sellers’ Representative Fund” means an amount equal to $450,000 held in an account designated by the Sellers’ Representative for purposes of funding the performance by the Sellers’ Representative of its duties under this Agreement as described in Section 12.2.

“Shares” is defined in the recitals to this Agreement.

“Special Indemnity Matters” is defined in Section 9.2(b)(iii).

“Straddle Periods” is defined in Section 8.2.

“Target Net Working Capital” means $66,546,415.97.

“Tax Contest” is defined in Section 8.4.

“Tax Representations” is defined in Section 9.5.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means any foreign, federal, state, or local taxes, including all income, gross receipts, unemployment compensation, payroll, social security, workers’ compensation, estimated, transfer, excise, privilege, property, ad valorem, franchise, license, sales, use and any other tax, fee, assessment, customs duty, unclaimed property or escheat obligation or similar governmental charge of any kind, together with any interest and penalties, additions to tax or additional amounts imposed with respect thereto.

“Third Party Claim” is defined in Section 9.4(a).

“Third Party Claim Notice” is defined in Section 9.4(a).

“Third Party Claim Response Period” is defined in Section 9.4(a).

“Title IV Benefit Plan” means a Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, including any Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37)(A) of ERISA.

“Trade Secret” means information, including a formula, pattern, compilation, program device, method, technique, or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, and each other agreement, certificate, instrument and document executed and delivered in connection with the Transactions.

“Transactions” means all of the transactions provided for in, or contemplated by, this Agreement.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act.

“Working Capital Escrow Account” is defined in Section 2.3(f).

“Working Capital Escrow Amount” means an amount equal to $5,000,000.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

Section 2.1 Sale and Transfer of Shares.

On the terms and subject to the conditions of this Agreement, at the Closing, (a) the S&D Shareholders shall sell, transfer and deliver to Purchaser all of the Shares, (b) the Arabica Members shall sell, transfer and deliver to Purchaser all of the Membership Interests, in each case free and clear of all Encumbrances, and (c) Purchaser shall purchase and acquire all of the Shares and Membership Interests from the Sellers.

Section 2.2 The Closing.

Unless this Agreement has been terminated pursuant to Article X, the closing of the Transactions (the “Closing”) shall take place at the offices of Moore & Van Allen PLLC, 100 North Tryon Street, Suite 4700, Charlotte, North Carolina 28202 or remotely via the electronic exchange of documents and signatures, as soon as practicable, but in no event later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of such conditions), or at such other place or on such other date as Purchaser and the Sellers’ Representative may mutually agree (the date on which the Closing occurs is referred to herein as the “Closing Date”).

Section 2.3 Purchase Price and Related Matters.

(a) Estimated Base Purchase Price.

(i) At the Closing, the Purchaser Parties shall pay to the Sellers for the purchase of the Shares and the Membership Interests, in accordance with the allocation set forth on the Consideration Schedule, an amount in cash equal to (A) the Aggregate Enterprise Value, plus (B) the Estimated Closing Date Cash Amount, plus or minus, as applicable, (C) the Closing Date Net Working Capital Adjustment, minus (D) the amount of the Closing Date Debt, minus (E) the amount of the Company Transaction Expenses (the result of such calculation, the “Estimated Base Purchase Price”), minus (F) the Indemnity Escrow Amount, minus (G) the Working Capital Escrow Amount, and minus (H) the amount of the Sellers’ Representative Fund, by wire transfer of immediately available funds to the accounts designated in writing by the Sellers’ Representative prior to the Closing.

(ii) The term “Company Equity Value” as used herein shall mean the portion of the Estimated Base Purchase Price allocable to the Company (together with its subsidiaries), and the term “Arabica Equity Value” as used herein shall mean the portion of the Estimated Base Purchase Price allocable to Arabica, in each case as reflected on the Consideration Schedule to be delivered pursuant to

Section 2.3(b) and calculated based on the Company Enterprise Value and Arabica Enterprise Value, respectively, and an allocation of the applicable portion (if any) of each component of the Estimated Base Purchase Price under Section 2.3(a)(i) to the Company or Arabica.

(b) Consideration Schedule. Not later than three (3) Business Days prior to the Closing Date, the Sellers’ Representative shall deliver to Purchaser a schedule (the “Consideration Schedule”) attaching the Estimated Closing Date Schedule and setting forth: (A) the amount of Closing Date Debt and a statement of the amount due to each lender of the Closing Date Debt, (B) the amount of all Company Transaction Expenses to be paid at the Closing and the payees thereof, (C) the Estimated Base Purchase Price, (D) the Company Equity Value and the Per Share Equity Value, (E) the Arabica Equity Value, and (F) the allocation among the Sellers of (1) the amount payable pursuant to Section 2.3(a)(i), (2) the Indemnity Escrow Amount, (3) the Working Capital Escrow Amount, and (4) the Sellers’ Representative Fund.

(c) Estimated Purchase Price Adjustments. As an attachment to the Consideration Schedule, the Sellers’ Representative shall deliver to Purchaser a schedule (the “Estimated Closing Date Schedule”) setting forth an (i) estimate of the Cash as of the Effective Time (the “Estimated Closing Date Cash Amount”) and (ii) an estimate of the Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”) reflecting all components (and the amounts thereof) necessary to compute the Estimated Closing Date Net Working Capital. The Estimated Closing Date Schedule will be prepared in good faith and, with respect to the Estimated Closing Date Net Working Capital, determined on the same basis as that used in the preparation of the Sample Working Capital. If the Estimated Closing Date Net Working Capital is greater than the Target Net Working Capital, then the Estimated Base Purchase Price shall be increased on a dollar-for-dollar basis by the amount of such excess, as provided for in Section 2.3(b). If the Estimated Closing Date Net Working Capital is less than the Target Net Working Capital, then the Estimated Base Purchase Price shall be decreased on a dollar-for-dollar basis by the amount of such shortfall, as provided for in Section 2.3(b) (the amount of such increase or decrease is referred to herein as the “Closing Date Net Working Capital Adjustment”).

(d) Payoff of Closing Date Debt. Prior to the Closing, the Sellers’ Representative shall deliver to Purchaser a payoff letter from each lender of Closing Date Debt identified on the Consideration Schedule, which payoff letter shall state the amount of the Closing Date Debt owed to such lender and that, if such amount is paid to such lender on the Closing Date, any and all Encumbrances that it may have with respect to the Acquired Companies and their assets shall be released. At the Closing, the Purchaser Parties shall pay in full (on behalf of the Acquired Companies), or shall cause the Acquired Companies to pay in full (and shall provide sufficient funds to the Acquired Companies to enable them to make such payments), an amount equal to the Closing Date Debt by wire transfer of immediately available funds in the amounts and to the lenders identified on the Consideration Schedule and in such payoff letters.

(e) Company Transaction Expenses. Prior to the Closing, the Sellers’ Representative shall deliver to Purchaser an invoice from each third-party payee of Company Transaction Expenses identified on the Consideration Schedule setting forth the amount of Company Transaction Expenses to be paid at the Closing to such payee. At the Closing, the Purchaser Parties shall (on behalf of the Acquired Companies), or shall cause the Acquired Companies to (and shall provide sufficient funds to the Acquired Companies to enable them to), pay all of the Company Transaction Expenses identified on the Consideration Schedule; provided, however, that with respect to any such payments to be made to employees of the Acquired Companies that are compensatory in nature, the Purchaser Parties shall provide sufficient funds to the Acquired Companies to enable them to make such payments, and shall cause the Acquired Companies to make such payments on or promptly after the Closing Date subject to, and net of, the amount of any applicable employment, payroll and income Tax withholdings.

(f) Escrow Amounts. At the Closing, Purchaser shall deposit (i) an amount equal to the Indemnity Escrow Amount into an escrow account with the Escrow Agent (the “Indemnity Escrow Account”) and (ii) an amount equal to the Working Capital Escrow Amount into an escrow account with the Escrow Agent (the “Working Capital Escrow Account”), in each case to be held in escrow and disbursed pursuant to the terms and conditions of this Agreement and an escrow agreement by and among Purchaser, the Sellers’ Representative and the Escrow Agent in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”). Upon the terms and conditions set forth therein, the Escrow Agreement will provide for the disbursement of (A) the Working Capital Escrow Amount in accordance with Section 2.4 and (B) the Indemnity Escrow Amount in accordance with Article IX and the release of the remaining portion of the Indemnity Escrow Amount, if any, on the date that is the earlier of (1) the date upon which the final audit report is delivered with respect to the audited financial statements of Parent for the year ended on or about December 31, 2017 or (2) the eighteen-month anniversary of the Closing Date (the earlier such date, the “Expiration Date”), less amounts then being held by the Escrow Agent pending resolution of indemnification claims of Purchaser Indemnified Parties pursuant to Article IX (which shall be disbursed thereafter in accordance with the Escrow Agreement).

(g) Sellers’ Representative Fund. At the Closing, Purchaser shall transfer the amount of the Sellers’ Representative Fund by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative prior to the Closing, which amounts shall be held for the payment of Company Transaction Expenses, if any, that remain unpaid following the Closing and the payment of amounts, if any, required to be paid by the Sellers pursuant to Section 2.4(e).

Section 2.4 Post-Closing Adjustment.

(a) Delivery of Closing Date Schedule. Within ninety (90) days following the Closing Date, Purchaser, at its expense, shall prepare and deliver to the Sellers’ Representative a schedule (the “Closing Date Schedule”) setting forth a statement of (i)

the Closing Date Net Working Capital and reflecting all components (and the amounts thereof) necessary to compute the Closing Date Net Working Capital, (ii) the Cash as of the Effective Time (the “Closing Date Cash Amount”), (iii) the amount of the Company Transaction Expenses, (iv) the amount of the Closing Date Debt, and (v) the computation of the Final Base Purchase Price based on the foregoing. The Closing Date Net Working Capital reflected on the Closing Date Schedule will be determined in good faith on the same basis as used in the preparation of the Sample Working Capital. The Closing Date Cash Amount reflected on the Closing Date Schedule will be determined in good faith and in accordance with this Agreement. The Sellers’ Representative shall have the right to review the Closing Date Schedule for a period of forty-five (45) days following the delivery of the Closing Date Schedule by Purchaser to the Sellers’ Representative (the “Review Period”). Purchaser shall make the work papers, back-up materials and books and records used in preparing the Closing Date Schedule available to the Sellers’ Representative and its accountants at reasonable times and upon reasonable notice following the delivery of the Closing Date Schedule by Purchaser to the Sellers’ Representative hereunder. The Purchaser Parties and Sellers agree that the purpose of preparing the Closing Date Schedule and determining the Closing Date Net Working Capital and the related purchase price adjustment contemplated by this Section 2.4 is to measure changes in the Closing Date Net Working Capital against the Target Net Working Capital in accordance with GAAP applied on the same basis as that used by the Company in the preparation of the Sample Working Capital and the principles set forth on Exhibit B, and not to introduce any inconsistent accounting methods, policies, principles or practices of the Purchaser Parties (or otherwise).

(b) Objections. The Sellers’ Representative shall have the right to object to any amount or computation appearing in the Closing Date Schedule by notifying Purchaser in writing of such objections prior to the expiration of the Review Period. If the Sellers’ Representative does not make any such objection prior to the expiration of the Review Period, the Closing Date Net Working Capital (together with all components thereof, and the amounts of such components, necessary to compute the Closing Date Net Working Capital), the Closing Date Cash Amount and the Final Base Purchase Price, in each case as set forth on the Closing Date Schedule, shall be determinative for purposes of this Section 2.4 and shall be final and binding on all of the parties to this Agreement subject to Section 2.4(g).

(c) Resolution of Disputes. If the Sellers’ Representative objects to any item or computation appearing in the Closing Date Schedule prior to the expiration of the Review Period, the Sellers’ Representative and Purchaser shall, during the thirty (30) day period following the delivery of the Sellers’ Representative’s objection to Purchaser, attempt in good faith jointly to resolve the matters on the Closing Date Schedule to which the Sellers’ Representative objected. In the event the Sellers’ Representative and Purchaser cannot resolve all of such matters by the end of such thirty (30) day period, either party may immediately engage the Neutral Accountant within ten (10) days after the end of such period to resolve the items that remain in dispute. Each of Purchaser and the Sellers’ Representative shall present its position on such remaining disputed items to the Neutral Accountant in writing. The Neutral Accountant, acting as an expert and not an arbitrator, shall be instructed to resolve only the matters objected to by the Sellers’

Representative and not resolved by the Sellers’ Representative and Purchaser with respect to the submission to it of such items, within thirty (30) days of such submission, subject to one automatic fifteen (15)-day extension should the Neutral Accountant have substantive questions for the parties. In resolving any disputed item, the Neutral Accountant (i) shall be bound by the provisions of this Section 2.4(c), (ii) may not resolve any disputed matter of Law or fact, except to correct plain error or to reflect a determination by the Neutral Accountant that an accounting policy or procedure used in the preparation of the Closing Date Net Working Capital, the Closing Date Cash Amount, or the Final Base Purchase Price based thereon, as applicable, was not in accordance with GAAP, (iii) may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value for such item claimed by either Purchaser or the Sellers’ Representative, (iv) shall restrict its decision solely to such items as are listed in the notice of dispute which are then in dispute, (v) may review only the written presentations, answers and replies of the Sellers’ Representative and Purchaser in resolving any matter which is in dispute, (vi) shall render its decision in writing setting forth in reasonable detail the basis upon which its decision was made, and (vii) shall base that decision solely on this Agreement, Exhibit B and GAAP. All fees and expenses of the Neutral Accountant in connection with any dispute under this Section 2.4(c) shall be borne by the Sellers and Purchaser proportionately based upon the portion of the aggregate dollar amount of disputed items not awarded to a party relative to the aggregate dollar amount of disputed items submitted to the Neutral Accountant, which proportion shall be determined by the Neutral Accountant.

(d) Final Closing Date Schedule. The Closing Date Net Working Capital and Closing Date Cash Amount finally determined pursuant to Section 2.4(b) or (c), as applicable, and the Final Base Purchase Price based thereon, shall be determinative for purposes of this Section 2.4 and shall be final and binding on all of the parties to this Agreement, subject to Section 2.4(g). All components, and the amounts of such components, necessary to compute the final and binding Closing Date Net Working Capital, the amount of the Closing Date Cash Amount and the Final Base Purchase Price based thereon are referred to herein, collectively, as the “Final Closing Date Schedule.”

(e) Payment.

(i) If the Final Base Purchase Price as reflected on the Final Closing Date Schedule is less than the Estimated Base Purchase Price, then Purchaser and the Sellers’ Representative shall promptly deliver a joint written instruction to the Escrow Agent instructing it to (A) pay from the Working Capital Escrow Account to Purchaser the amount of such shortfall and, to the extent such shortfall exceeds the Working Capital Escrow Amount, the Sellers shall promptly pay to Purchaser the amount of such difference (with the A. Davis Group, on the one hand, and the R. Davis Group, on the other, each being responsible for fifty percent (50%) of such payment) to Purchaser by wire transfer of immediately available funds, to a bank account designated by Purchaser, and (B) pay the amount, if any, by which the Working Capital Escrow Amount is greater than such shortfall to the Sellers’ Representative for the benefit of the Sellers, by wire transfer of immediately available funds to a bank account designated by the Sellers’ Representative, in each case no later than the fifth (5th) Business Day following the completion of the Final Closing Date Schedule.

(ii) If the Final Base Purchase Price as reflected on the Final Closing Date Schedule exceeds the Estimated Base Purchase Price, then (A) Purchaser shall pay to the Sellers’ Representative (for the benefit of the Sellers) an amount equal to such excess, by wire transfer of immediately available funds to a bank account designated by the Sellers’ Representative, and (B) Purchaser and the Sellers’ Representative shall promptly deliver a joint written instruction to the Escrow Agent instructing it to pay the entire Working Capital Escrow Amount to the Sellers’ Representative (for the benefit of the Sellers), by wire transfer of immediately available funds to a bank account designated by the Sellers’ Representative, in each case no later than the fifth (5th) Business Day following the completion of the Final Closing Date Schedule.

(f) Final and Binding Working Capital Adjustment. Each party hereto acknowledges and agrees that the adjustment provisions set forth in this Section 2.4 shall be final and binding on the Purchaser Parties and Sellers with respect to (i) determining whether or not any adjustment is required be made to the Estimated Base Purchase Price pursuant to this Agreement and (ii) determining the amount of any such adjustment.

(g) Additional Recovery. Notwithstanding the foregoing, the fact that the adjustments set forth in this Section 2.4 have become final and binding shall not preclude any party from recovering, subject to the requirements and limitations contained in Article IX, amounts that it is entitled to recover in respect of an indemnification claim for any breach of this Agreement, including with respect to a breach of any of the representations and warranties contained herein by another party, except to the extent that the item for which indemnification is being sought was included in the Final Closing Date Schedule.

(h) Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.4 shall be treated as an adjustment to purchase price by the parties for Tax purposes, unless otherwise required by Applicable Law.

Section 2.5 Withholding Tax.

Purchaser and the Acquired Companies shall be entitled to deduct and withhold from any amounts payable under this Agreement all Taxes, if any, that Purchaser and the Acquired Companies are required to deduct and withhold under any provision of Tax law; provided that Purchaser shall not withhold from amounts payable hereunder without first consulting with the Sellers’ Representative. All such withheld amounts shall be treated as delivered to the Sellers hereunder.

Section 2.6 Allocation of Purchase Price.

For federal income tax purposes, Purchaser and the Sellers agree that the purchase price shall be allocated between the Equity Interests in the Company and Arabica and (together with the liabilities of Arabica) among the assets of Arabica as set forth in Schedule 2.6 hereof. Each party agrees that neither it nor any Acquired Company will take a position on any Tax Return inconsistent with the allocation provided in Schedule 2.6, except as determined to be otherwise required by Applicable Law as a result of an Audit by a taxing authority. Any adjustments pursuant to Section 2.4 shall be allocated in a manner consistent with Schedule 2.6.

Section 2.7 Closing Deliveries of Sellers and the Company.

At the Closing, Sellers or the Company, as applicable, shall deliver to Purchaser the following:

(a) Certificates. Stock certificates representing all of the Shares, each duly endorsed for transfer or accompanied by a duly executed stock power, and certificates representing all of the Membership Interests, each duly endorsed for transfer or accompanied by a duly executed assignment. If any certificates have been lost, a customary lost stock affidavit together with replacement certificates may be delivered in lieu of the missing certificate(s).

(b) Bringdown Certificates. (i) A certificate in the form attached hereto as Exhibit D-1, duly executed by the Sellers’ Representative as of the Closing Date, and (ii) a certificate in the form attached hereto as Exhibit D-2, duly executed by the Company as of the Closing Date, in each case to the effect that the conditions set forth in Sections 7.1(c) and (d) have been satisfied.

(c) Escrow Agreement. The Escrow Agreement, duly executed by the Sellers’ Representative as of the Closing Date.

(d) Secretary’s Certificate. A certificate of the Secretary or Assistant Secretary of the Company certifying as to (i) the full force and effect of the Organizational Document of the Company attached to such certificate as an exhibit, (ii) the full force and effect of the Operating Document of the Company attached to such certificate as an exhibit, (iii) the accuracy and full force and effect of resolutions adopted by the board of directors (or other applicable governing body) of the Company approving the execution and delivery of this Agreement and the performance of the Transactions by the Company, attached as one or more exhibits to such certificate, and (iv) the good standing or existence of the Company, as applicable, attaching as an exhibit a certificate issued by the secretary of state of the jurisdiction of formation of the Company as of a recent date.

(e) Resignations. Resignations of each Person designated in writing by Purchaser at least ten (10) days prior to the Closing Date from all of their positions as directors, managers or officers of the Acquired Companies, in each case effective as of the Closing.

(f) Payoff Letters. Executed payoff letters relating to the repayment of the Closing Date Debt in accordance with Section 2.3(d).

(g) Tax Certificates. A duly executed certificate of non-foreign status from each Seller, dated as of the Closing Date, substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b).

(h) Evidence of Termination of Certain Agreements. Evidence, in form and substance satisfactory to the Purchaser Parties, of the termination of the agreements set forth on Schedule 6.7.

(i) Phantom Equity Plan. An executed agreement in substantially the form set forth as Exhibit E hereto from each holder of phantom equity in the Company, to the effect that upon receipt of the consideration set forth therein, the holder shall have no further rights or claims with respect to phantom equity held by him.

(j) Consummation of Certain Actions. Evidence reasonably satisfactory to Purchaser that: (A) all Change of Control Obligations have been paid or payment provided for (together with binding agreements of the recipients that all amounts payable in respect thereof have been paid or upon receipt of an identified amount will have been paid); (B) the Deferred Compensation Plan has been terminated and all amounts payable thereunder paid; (C) all Excluded Assets have been distributed to the Sellers or the Person entitled thereto; (D) the Phantom Equity Plan has been terminated; (E) the employment agreements of each of Alan P. Davis and E. Rhyne Davis are terminated upon the consummation of the Closing; and (F) the SERP Plan has been terminated and all amounts payable thereunder paid.

(k) Excluded Assets. Evidence, reasonably satisfactory to the Purchaser Parties, that each Excluded Asset has been transferred by the Company and that neither the Company nor the Purchaser Parties shall have any further obligations or liabilities with respect thereto.

(l) Supplemental Deliveries. Such other certificates, agreements, and assignments as the Purchaser Parties may reasonably request to effect or evidence the consummation of the transactions contemplated hereby.

Section 2.8 Closing Deliveries of the Purchaser Parties.

At the Closing, the Purchaser Parties shall deliver or cause to be delivered to the Sellers or the other applicable Persons:

(a) Estimated Base Purchase Price. The Estimated Base Purchase Price and the other amounts required to be paid by the Purchaser Parties at the Closing pursuant to Article II, to Sellers and the other applicable Persons identified therein.

(b) Bringdown Certificate. A certificate in the form attached hereto as Exhibit F, duly executed by an authorized officer of each Purchaser Party as of the Closing Date, to the effect that the conditions set forth in Sections 7.2(c) and (d) have been satisfied.

(c) Secretary’s Certificate. A certificate of the Secretary or Assistant Secretary of each Purchaser Party certifying as to (i) the full force and effect of the Organizational Document of such Purchaser Party attached to such certificate as an exhibit, (ii) the full force and effect of the Operating Document of such Purchaser Party attached to such certificate as an exhibit, (iii) the accuracy and full force and effect of resolutions adopted by the board of directors (or other applicable governing body) of such Purchaser Party approving the execution and delivery of this Agreement and the performance of the Transactions by such Purchaser Party, attached as one or more exhibits to such certificate, and (iv) the good standing or existence of such Purchaser Party, as applicable, attaching as an exhibit a certificate issued by the secretary of state (or equivalent) of the jurisdiction of formation of such Purchaser Party as of a recent date.

(d) Escrow Agreement. The Escrow Agreement, duly executed by Purchaser and the Escrow Agent as of the Closing Date.

(e) Additional Deliveries. Such other certificates, agreements, and assignments as the Sellers’ Representatives may reasonably request to effect or evidence the consummation of the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Schedules to this Article III, each Seller, on a several (and not joint) basis, solely with respect to itself, hereby represents and warrants to the Purchaser Parties as of the date hereof and as of the Closing Date as follows:

Section 3.1 Organization.

If such Seller is an entity, such Seller is duly organized, validly existing and in good standing under the Applicable Laws of its state of incorporation or formation.

Section 3.2 Authorization.

If such Seller is an entity, (a) such Seller has the requisite power and authority to execute, deliver and perform this Agreement and each of the other Transaction Documents to which it is a party and to consummate the Transactions, and (b) the execution, delivery and performance by such Seller of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the Transactions by such Seller have been duly authorized by all requisite action on the part of such Seller. If such Seller is an individual, such Seller has all requisite power and authority and is legally competent to execute, deliver and perform this Agreement and each of the other Transaction Documents to which he or she is a party and to consummate the Transactions.

Section 3.3 Execution; Validity of Agreement.

This Agreement has been duly executed and delivered by such Seller. This Agreement constitutes, and, when executed and delivered by such Seller, each other Transaction Document to which such Seller is a party will constitute (in each case assuming due and valid authorization, execution and delivery by the other parties hereto and thereto), a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Applicable Laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any such proceeding may be brought.

Section 3.4 Consents and Approvals; No Violations.

Except as set forth in Schedule 3.4 and for the notices, filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, none of the execution, delivery or performance of this Agreement or any other Transaction Document by such Seller, the consummation by such Seller of the Transactions or compliance by such Seller with any of the provisions hereof or of any other Transaction Document to which such Seller is a party will (a) violate, conflict with or result in any breach of any provision of the Operating Documents or Organizational Documents (if applicable) of such Seller, (b) require any filing with or notice to, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity or other Person by such Seller, (c) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which such Seller is a party, or (d) violate any Applicable Laws applicable to such Seller, excluding from the foregoing clause (c) such violations, breaches or defaults that would not, individually or in the aggregate, adversely affect such Seller’s ability to perform its obligations under this Agreement and the other Transaction Documents to which it is a party or to otherwise consummate the Transactions.

Section 3.5 Ownership of the Shares.

Such Seller is the sole record and beneficial owner of the Shares or Membership Interests listed opposite such Seller’s name as set forth in Schedule 3.5. Except for restrictions (a) contained in the Acquired Companies’ Operating Documents or Organizational Documents, or (b) set forth on Schedule 3.5, such Seller has good and valid title to such Shares or Membership

Interests free and clear of all Encumbrances. Such Seller has full power, right, authority and capacity, and any approval required by Law, to sell, assign, transfer and deliver the Shares or the Membership Interests held by such Seller to Purchaser. Upon the consummation of the Transactions and in accordance with the terms hereof, at the Closing, Purchaser will acquire good and valid title to such Shares or Membership Interests in each case, free and clear of all Encumbrances, other than Encumbrances created by Purchaser. Such Seller does not own, or have rights to acquire, any other Equity Interests in any Acquired Company.

Section 3.6 Litigation.

There is no Action pending or, to such Seller’s knowledge, threatened against such Seller that questions or challenges the validity of this Agreement or any of the other Transaction Documents or any action taken or to be taken by such Seller in connection with this Agreement or any of the other Transaction Documents.

Section 3.7 Brokers.

Except as set forth on Schedule 3.7, such Seller has not entered into any agreement or arrangement, written or oral, entitling any agent, broker, investment banker, financial advisor or other Person to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

Section 3.8 No Other Representations.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE III, NONE OF THE SELLERS OR ANY OTHER PERSON ACTING ON BEHALF OF THE SELLERS MAKES ANY REPRESENTATION OR WARRANTY TO ANY PURCHASER PARTY, EXPRESS OR IMPLIED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Article IV, the Company hereby represents and warrants to the Purchaser Parties as of the date hereof and as of the Closing Date as follows:

Section 4.1 Organization; Qualification.

Each Acquired Company (a) is validly existing and in good standing under the Applicable Laws of its jurisdiction of incorporation or formation, as applicable, (b) has full power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets, and (c) is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which such qualification is required, except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.2 Authorization.

The Company has the requisite power and authority to execute, deliver and perform this Agreement and each of the other Transaction Documents to which it is a party and to consummate the Transactions, and the execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the Transactions by the Company have been duly authorized by all requisite action on the part of the Company. No other action on the part of the Company is or will be necessary to approve and authorize the execution, delivery or performance of this Agreement and each of the other Transaction Documents to which the Company is a party or the consummation of the Transactions.

Section 4.3 Execution; Validity of Agreement.

This Agreement has been duly and validly executed and delivered by the Company. This Agreement constitutes, and, when executed and delivered by the Company, each other Transaction Document to which the Company is a party will constitute (in each case assuming due and valid authorization, execution and delivery by the other parties hereto and thereto), a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Applicable Laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any such proceeding may be brought.

Section 4.4 Consents and Approvals; No Violations.

Except as set forth in Schedule 4.4 and for the notices, filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, none of the execution, delivery or performance of this Agreement or any other Transaction Document by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions hereof or of any other Transaction Document to which the Company is a party will (a) violate, conflict with or result in any breach of any provision of the Operating Documents or Organizational Documents of any of the Acquired Companies, (b) require any material filing with or notice to, or the obtaining of any material permit, authorization, consent or approval of, any Governmental Entity or other Person by any of the Acquired Companies, (c) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which any of the Acquired Companies is a party or otherwise bound, or (d) violate any Applicable Laws applicable to any of the Acquired Companies.

Section 4.5 Capitalization; Ownership.

(a) Capitalization; Ownership. With respect to each Acquired Company, Schedule 4.5(a) sets forth (i) the total number of authorized Equity Interests of such Acquired Company, (ii) the number and class of Equity Interests issued and outstanding with respect to such Acquired Company, and (iii) the record owner of all the issued and outstanding Equity Interests of such Acquired Company. All of the outstanding Equity Interests of each Acquired Company are duly authorized and validly issued and, to the extent applicable, fully paid and non-assessable.

(b) Other Securities. Except as set forth in Schedule 4.5(b), (i) there are no outstanding securities or obligations convertible into or exchangeable for Equity Interests of any Acquired Company, (ii) there are no outstanding or authorized options, warrants, call rights or other similar rights obligating any Acquired Company to issue, transfer or sell, or cause to be issued, transferred or sold, any Equity Interests of such Acquired Company, (iii) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any Acquired Company, and (iv) there are no Contracts to which any Acquired Company is a party relating to the voting, issuance, purchase, redemption, registration, repurchase or transfer of any of the Equity Interests of such Acquired Company. None of the outstanding Equity Interests of any Acquired Company was issued in violation of any Applicable Laws.

(c) Phantom Equity. Set forth on Schedule 4.5(c) is a true and correct list of all holders of phantom equity issued by the Company together with their respective holdings. Each such holder of phantom equity, prior to (and as a condition of) the Closing, shall have executed and delivered to the Company an agreement in substantially the form set forth as Exhibit E hereto, providing that all shares of phantom equity held by that holder shall be redeemed by the Company at or promptly following the Closing for the consideration set forth therein.

Section 4.6 Subsidiaries.

(a) Except for Equity Interests in other Acquired Companies, no Acquired Company owns (or has within the past three years owned) any Equity Interests in any corporation, association, trust, limited liability company, partnership, joint venture or other entity.

(b) Arabica, LLC does not engage in any business or operations other than the holding of real property, all of which is leased to the Company.

(c) Except as set forth on Schedule 4.6(c), S&D Beverage Innovations, LLC does not own or hold any assets or engage in any operations.

Section 4.7 Financial Statements.

(a) Schedule 4.7 contains true and complete copies of the Audited Financial Statements and the Interim Management Financial Statements. The Audited Financial Statements have been prepared in accordance with GAAP (except as may be stated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of the Acquired Companies as of the date thereof and their consolidated results of operations and cash flows for the period covered thereby. The Interim Management Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position of the Acquired Companies as of the date of such statements and their consolidated results of operations and cash flows for the period covered thereby; provided, that the Interim Management Financial Statements are subject to customary year-end audit adjustments (the effect of which will not be material) consistently applied with past practice and do not contain the disclosures to be found in notes to audited financial statements (that, if presented, would not differ materially from those presented in the Audited Financial Statements).

(b) Each Acquired Company has established a system of internal controls over financial reporting sufficient to provide reasonable assurance (i) regarding the reliability of such Acquired Company’s financial reporting and the preparation of its financial statements in accordance with GAAP, (ii) that receipts and expenditures are being made and assets are being accounted for only in accordance with the authorization of its management and directors and GAAP, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of assets that could have a material effect on its financial statements or results of operation.

(c) The accounts receivable reflected on the balance sheet in the Interim Management Financial Statements and the accounts receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by the Acquired Companies involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (ii) constitute only valid, undisputed claims of the Acquired Companies that, to the Company’s Knowledge, are not subject to claims of set off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice, subject to the reserve set forth on the Interim Management Financial Statements.

(d) All inventory of the Acquired Companies is valued on the books and records of the Acquired Companies in accordance with GAAP and at the lower of cost or fair market value, based upon the last-in, first out method of accounting, and consists of a quality and quantity useable and saleable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items, all of which have been written off or written down to fair market value or for which reserves have been established in accordance with GAAP. Inventory as of the Closing Date that was acquired subsequent to the date of the Interim Management Financial Statements was acquired in the ordinary course of business. The quantities of each item of inventory are reasonable in the present circumstances of the Acquired Companies.

(e) All equipment used in connection with preparing or serving individual beverages that is owned by an Acquired Company and held by customers of such Acquired Company is properly reflected in accordance with GAAP on the Audited Financial Statements and the Interim Management Financial Statements.

Section 4.8 No Undisclosed Liabilities.

Except as set forth on Schedule 4.8, the Acquired Companies have no material liabilities or obligations except for (a) liabilities and obligations reflected on or reserved against in the balance sheet included in the Interim Management Financial Statements, (b) liabilities that would not be required to be disclosed either on an audited consolidated balance sheet prepared in accordance with GAAP or in the footnotes thereto if such liabilities were probable of occurrence and estimable in amount pursuant to Accounting Standards Codification 450, (c) liabilities and obligations incurred in the ordinary course of business subsequent to the date of the Interim Management Financial Statements and which are not material, individually or in the aggregate, or (d) liabilities and obligations disclosed in this Agreement or the Schedules; none of which, in the case of liabilities referred to in clauses (a), (b), and (c), arise from any breach of or nonperformance under any Contract by any Acquired Company or any violation of Applicable Law by any Acquired Company.

Section 4.9 Absence of Certain Changes.

Except as set forth on Schedule 4.9 and actions taken by the Acquired Companies in connection with this Agreement and the Transactions, since the date of the Interim Management Financial Statements, (a) the Acquired Companies have conducted their respective operations in the ordinary course of business consistent with past practice, and (b) there has not been any (i) Company Material Adverse Effect or (ii) action that if taken after the date of this Agreement would constitute a violation of Section 6.1.

Section 4.10 Title to Assets.

(a) Except for properties and assets sold since the date of the Interim Management Financial Statements in the ordinary course of business, each Acquired Company has good title to all of the properties and assets owned by it as reflected on the Interim Management Financial Statements and in all properties and assets acquired by it since the date of the Interim Management Financial Statements, in each case, free and clear of all Encumbrances, except for (i) Permitted Encumbrances, (ii) Encumbrances disclosed in the Interim Management Financial Statements and (iii) Encumbrances set forth on Schedule 4.10(a). Excluding inventory sold by each Acquired Company in the ordinary course, the assets disposed of by the Acquired Companies since the date of the Interim Management Financial Statements are not material, individually or in the aggregate, in quantity or value.

(b) Except as set forth on Schedule 4.10(b), the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by each Acquired Company under the Personal Property Leases, together with all other properties and assets of the Acquired Companies on a consolidated basis that are owned, leased or used pursuant to a Contract, are sufficient for the continued conduct of such Acquired Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the tangible property and assets used to conduct the business of such Acquired Company as currently conducted. Except for equipment used in connection with preparing or serving individual beverages that is owned by the Acquired Companies and held by customers of the Acquired Companies, no Person other than an Acquired Company or a Lessor of property leased to an Acquired Company holds or owns any tangible property or assets used by the Acquired Companies in the conduct of their businesses as presently conducted. Except for the direct or indirect ownership of equity interests in other Acquired Companies, the Company does not own or lease any tangible or intangible property or conduct any business or operations.

Section 4.11 Real Property.

(a) Owned Real Property. Each Acquired Company has good and marketable title to the real properties (including all buildings and improvements thereon and all easements and other rights appurtenant thereto) listed on Schedule 4.11(a) (the “Owned Real Property”) as owned by such Acquired Company, free and clear of Encumbrances, except for (i) Permitted Encumbrances and (ii) Encumbrances set forth on Schedule 4.11(a). Correct and complete copies of the most recent title reports or policies and surveys in the possession or control of the Acquired Companies (if any) with respect to each parcel of Owned Real Property have been made available to Purchaser. True, complete and correct copies of all owner’s title insurance policies in the possession or control of the Acquired Companies and relating to the Owned Real Property have been made available to Purchaser; provided that, for avoidance of doubt, the Acquired Companies do not have owner’s title insurance policies for all of the Owned Real Property.

(b) Real Property Leases. Schedule 4.11(b) contains a true and complete list of all leases and subleases (including any and all amendments, modifications, supplements, addenda, and restatements thereto and thereof and subordination, non-disturbance and attornment agreements related thereto) to which any Acquired Company is a party as lessee or sublessee of any real property (the “Real Property Leases”). Each of the Real Property Leases is (i) a legal, valid and binding obligation of the Acquired Company party thereto, and (ii) enforceable against such Acquired Company and, to the Company’s Knowledge, the other party or parties thereto in accordance with its terms, in each case except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Applicable Laws of general application affecting enforcement of creditors’ rights generally and (B) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any such proceeding may be brought. True and complete copies of all Real Property Leases have been made available to Purchaser, other than certain leases for storage units with rental payments of less than $3,000 per month. Neither the Acquired Company party thereto nor, to the Company’s Knowledge, any other party to a Real Property Lease, is in breach of or default under any Real Property Lease in any material respect. No Acquired Company has received any written notice of default, termination or cancellation of any Real Property Lease. Except as set forth on Schedule 4.11(b), no Acquired Company is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Real Property.

(c) Utilities; Condemnation; Zoning. The Owned Real Property and the real property subject to the Real Property Leases (collectively, the “Real Property”) is supplied with utilities suitable for the operation of the business presently conducted thereon. There does not exist any pending or, to the Company’s Knowledge, threatened condemnation or eminent domain proceeding with respect to any of the Real Property. There are no Actions commenced or, to the Knowledge of the Company, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. No Acquired Company has received written notice of any violation of any zoning, building, or similar Applicable Law relating to its ownership or operation of the Real Property.

(d) No Options; Tenants. Other than with respect to the rights of Purchaser under this Agreement and the Transactions or as set forth on Schedule 4.11(d), there are no outstanding options or rights of first refusal of any third party to purchase any parcel of Real Property, or any portion thereof, and there are no Persons (other than the Acquired Companies) in possession of the Real Property.

(e) Use of Real Property. The use and operation of the Real Property in the conduct of each Acquired Company’s business do not violate in any material respect any Applicable Law or Permitted Encumbrance. No material improvements constituting a part of the Owned Real Property encroach on real property owned or leased by a Person other than an Acquired Company. Except as set forth on Schedule 4.11(e), and except for the Owned Real Property, an Acquired Company is the sole tenant of each parcel of leased Real Property and the leased Real Property is not used for any purpose other than the storage of finished goods inventory held for delivery to customers.

(f) Alterations. No Acquired Company has received any written notification or order from any Governmental Entity to complete any material alteration, repair, improvement or other work in respect of the Real Property which has not been completed.

(g) Repairs or Replacements. To the Company’s Knowledge, (i) there are no material repairs or replacements that are necessary as of the date hereof with respect to the buildings or other structures, facilities, improvements, fixtures and building systems forming part of the Real Property and (ii) the Real Property is in a good state of repair and operating order having regard to its age and the use to which it is put.

(h) Contracts. Except as set forth on Schedule 4.11(h) and this Agreement, there are no Contracts to which any Acquired Company is a party to sell, transfer or otherwise dispose of any Owned Real Property or which would restrict the ability of any Acquired Company to transfer its legal and/or beneficial interest in and to the whole or any part of any of the Owned Real Property and there are no Contracts (other than Real Property Leases) to purchase or lease any real property entered into by any Acquired Company other than as set out on Schedule 4.11(h).

Section 4.12 Personal Property Leases.

(a) Schedule 4.12 contains a true and complete list of each lease pursuant to which any Acquired Company leases any personal property, including any finance or operating lease, but excluding leases relating solely to personal property calling for rental or similar periodic payments of less than $150,000 per year (the “Personal Property Leases”). Each of the Personal Property Leases is (a) a legal, valid and binding obligation of the Acquired Company party thereto, and (b) is enforceable against such Acquired Company and, to the Company’s Knowledge, the other party or parties thereto in accordance with its terms, in each case except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Applicable Laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any such proceeding may be brought. Neither the Acquired Company party thereto nor, to the Company’s Knowledge, any other party to a Personal Property Lease, is in breach of or default under any Personal Property Lease. No Acquired Company has received any written notice of termination or cancellation with respect to any Personal Property Lease. True and complete copies of all Personal Property Leases have been made available to Purchaser.

(b) To the Company’s Knowledge, the furniture, machinery, equipment and other items of tangible personal property of the Acquired Companies, taken as a whole, are in good operating condition and repair, subject to ordinary wear and tear, and are adequate in all material respects for the uses to which they are being put in the current operation of the Business.

Section 4.13 Contracts and Commitments.

(a) Material Contracts. Schedule 4.13(a) sets forth, as of the date hereof, a true and complete list of each Contract (excluding the Real Property Leases and the Personal Property Leases), other than purchase orders entered into in the ordinary course of business, to which any Acquired Company is a party that:

(i) (A) is entered into with a top twenty (20) customer of the Acquired Companies (based on fiscal year 2015 sales) or (B) is entered into with a top ten (10) supplier to the Acquired Companies (based on fiscal year 2015 purchases);

(ii) involves an instrument evidencing or securing any Indebtedness or an agreement with any bank, finance company or similar organization relating to Indebtedness of any Acquired Company;

(iii) restricts any Acquired Company from engaging in any business or activity anywhere in the world;

(iv) is a distributor or sales representative Contract that is not terminable by the Acquired Company party thereto at will or by giving notice of ninety (90) days or less;

(v) is a joint venture or partnership agreement;

(vi) relates to the disposition or acquisition by any Acquired Company after the date of this Agreement of a material amount of assets not in the ordinary course of business;

(vii) is with a product broker or dealer of any Acquired Company under which any Acquired Company was paid more than $250,000 in any fiscal year since January 1, 2013;

(viii) is for the purchase of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which involves consideration in excess of $500,000 per annum, and each agreement for equipment purchased or installed since January 1, 2015 involving consideration in excess of $500,000;

(ix) is an agreement under which any Acquired Company could be required to pay severance or any other amounts (excluding amounts due for services performed prior to termination) to an employee or independent contractor upon a termination of the employment or engagement of such Person or a sale or transfer by merger, sale or otherwise of any Acquired Company, the assets of any Acquired Company, a portion of the Equity Securities of an Acquired Company, or the business of any Acquired Company, in each case which is not terminable at will without more than 30 days’ notice;

(x) is an agreement under which any Acquired Company has advanced or loaned any amount to any directors or officers of such Acquired Company or an amount greater than $25,000 to any employees of such Acquired Company;

(xi) provides for the guarantee or assumption by any Acquired Company of any Tax or environmental liability of any Person other than an Acquired Company;

(xii) is (i) for an acquisition of the assets, properties, capital stock or other Equity Interests of any other Person (other than in the ordinary course of business) or (ii) relating to any merger, consolidation or similar business combination transaction involving any Acquired Company, and including, in the case of clause (i) or (ii), where any Acquired Company remains obligated for any material liability, including the payment of any portion of the purchase price, or is subject to continuing material indemnification obligations;

(xiii) other than Permits and sales in the ordinary course of business, is with any Governmental Entity;

(xiv) requires any Acquired Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(xv) is a manufacturer’s representative, sales promotion, market research, marketing consulting and advertising, co-marketing or co-promotion agreement involving consideration in excess of $250,000;

(xvi) is an agreement with Fair Trade USA, Pura Vida Coffee, Inc., or Rainforest Alliance, Inc., licensing one or more trademarks or certification marks to the Acquired Companies; or

(xvii) (A) is not entered into with a customer or supplier of the Acquired Companies or otherwise required to be listed on Schedule 4.13(a), (B) requires any Acquired Company to make payments of more than $500,000 per annum and (C) is not terminable upon less than 365 days prior written notice by any Acquired Company without penalty or premium.

(such items referred to in subsections (i) through (xvii) above, collectively, the “Material Contracts”).

(b) Validity. Each of the Material Contracts is (i) in full force and effect, (ii) a legal, valid and binding obligation of the Acquired Company party thereto, and (iii) enforceable against such Acquired Company and, to the Company’s Knowledge, the other party or parties thereto in accordance with its terms, in each case except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Applicable Laws of general application affecting enforcement of creditors’ rights generally and (B) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any such proceeding may be brought. True, correct and complete copies of all Material Contracts (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser.

(c) Defaults. Neither the Acquired Company party thereto nor, to the Company’s Knowledge, any other party to a Material Contract, is in material breach of or default under any Material Contract. To the Company’s Knowledge, no event has occurred that with notice or the passage of time would constitute a material breach or default under (or permit termination, modification or acceleration of) any Material Contract. No Acquired Company has received any notice of termination or cancellation of any Material Contract.

Section 4.14 Insurance.

Schedule 4.14 contains a true and complete list of each insurance policy maintained by each Acquired Company as of the date hereof with respect to its properties, assets or operations, excluding those insurance policies listed on Schedule 4.18(a) that insure benefits provided under a Benefit Plan (the “Insurance Policies”). All of the Insurance Policies are in full force and effect, all premiums due thereon prior to the date hereof have been paid, no Acquired Company is in default with respect to its other obligations under any Insurance Policy, and no Acquired Company has received written notice of termination or cancellation of any Insurance Policy.

Section 4.15 Litigation; Governmental Orders.

Except as set forth in Schedule 4.15, there is no (a) Action pending or, to the Company’s Knowledge, threatened against any Acquired Company; and (b) Governmental Order outstanding against any Acquired Company and no unsatisfied judgments, penalties or awards against or affecting any Acquired Company or any of its properties or assets. Except as set forth in Schedule 4.15, during the past three (3) years there has not been any Action filed against any Acquired Company (x) with an amount in controversy in excess of $250,000 or (y) that was (1) a class action proceeding, (2) a product liability lawsuit or (3) an Intellectual Property infringement, misappropriation or validity lawsuit. No Acquired Company is subject to any unsatisfied Governmental Orders or has any continuing obligations pursuant to any Governmental Order.

Section 4.16 Environmental Matters.

(a) Compliance; No Releases. Except as set forth in Schedule 4.16(a), (i) each Acquired Company and all of its assets and all Real Property are currently and, for the past three (3) years have been, in compliance in all material respects with all applicable Environmental Laws, (ii) during the past three (3) years, no Acquired Company has received any Environmental Notice from any Governmental Entity or other third party, including any Environmental Notice relating to any Real Property or real property formerly owned, operated or leased by any Acquired Company, and (iii) with respect to any of the Real Property, during the past three (3) years there has been no Release of a Hazardous Substance that requires any material investigation, cleanup, abatement, removal, remediation, or remedial or corrective action pursuant to any Environmental Law.

(b) Approvals. Each Acquired Company has obtained and is in possession of and is in compliance in all material respects with all permits, licenses and approvals (each, an “Environmental Permit”) issued by any Governmental Entity and required under applicable Environmental Laws (each of which is disclosed on Schedule 4.16(b)) for the operation of their respective businesses and the use of the Acquired Companies’ Real Property. Each Environmental Permit is in full force and effect and shall be maintained in full force and effect by each Acquired Company through the Closing Date in accordance with Environmental Law.

(c) Storage Tanks. No Acquired Company owns or controls any active or abandoned aboveground or underground storage tanks, except in compliance with Environmental Laws.

(d) Liabilities or Obligations of Third Parties. No Acquired Company has retained or assumed, by Contract or operation of Law, any liabilities or obligations of third parties under Environmental Law. To the Knowledge of the Company, there are no circumstances related to the operation of the businesses or conditions related to the Real Property which are reasonably likely to give rise to liability under any Environmental Law.

(e) Environmental Reports. The following have been provided or otherwise made available to Purchaser: (i) any and all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of each Acquired Company, including with respect to any Real Property or any real property formerly owned, operated or leased by an Acquired Company, which are in the possession or control of an Acquired Company related to Environmental Permits, compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Substances; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes) or Environmental Permits.

Section 4.17 Compliance with Laws.

(a) The Acquired Companies are, and for the past three years have been, in compliance in all material respects with Applicable Laws and Governmental Orders applicable to their respective businesses, properties and assets. During the past three years, no Acquired Company has received any notification or communication from any Governmental Entity asserting that an Acquired Company is not in compliance with any Applicable Laws or Governmental Orders. No Acquired Company has any Actions pending, or to the Knowledge of the Company, threatened against it asserting that an Acquired Company is not in compliance with any Law or Governmental Order or that, if adversely decided, would materially adversely affect the business (as such business is presently conducted) of such Acquired Company.

(b) There are no Actions pending, or to the Knowledge of the Company, threatened (i) by or against any Seller or any Affiliate thereof and relating to the Shares, the Membership Interests or an Acquired Company that would materially affect any Acquired Company, or (ii) against or by any Acquired Company, any Seller or any Affiliates of any Seller, that challenges or seeks to prevent, enjoin or otherwise delay the Transactions.

(c) The Acquired Companies have been granted all permits, licenses and approvals required to be obtained by the Acquired Companies from any Governmental Entity under Applicable Laws with respect to the use of the Acquired Companies’ properties or the operation of their respective businesses except for permits, licenses and approval the failure to obtain which would not be material to the business or operation of either Acquired Company. Notwithstanding the foregoing, none of the representations and warranties contained in this Section 4.17 shall be deemed to govern, cover or otherwise relate to environmental matters (which are governed exclusively by Section 4.16), employee benefits matters (which are governed exclusively by Section 4.18), Tax matters (which are governed exclusively by Sections 4.13(a)(xi), 4.18, 4.19, 4.21(e) and 4.21(g)) or labor matters (which are governed exclusively by Section 4.21).

(d) Neither an Acquired Company, nor any of its directors, executives, representatives, agents or employees, or to the Knowledge of the Company, any other Person, acting on behalf of an Acquired Company, (i) has used or is using any corporate funds for any unlawful contributions, gifts, entertainment or other expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977 or any similar Laws of other jurisdictions, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (v) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature. Except as set forth on Schedule 4.17(d), no Acquired Company conducts business outside the United States and Canada, except for purchases of supplies, and all purchases of supplies imported into the United States or Canada have been made in compliance with all Applicable Laws in all material respects.

Section 4.18 Employee Benefit Matters.

(a) Benefit Plans. Schedule 4.18(a) contains a true and complete list of all Benefit Plans other than employment agreements terminable at will by the Acquired Companies for employees with annual compensation of less than $100,000 and that do not provide for the payment of severance. The Company has made available to Purchaser a true and complete copy of each such Benefit Plan, including any and all amendments, modifications and supplements thereto.

(b) Compliance. Each Benefit Plan has been maintained, operated and administered in material compliance with its terms and any related documents or agreements and in material compliance with all Applicable Laws. All contributions, payments, distributions, and premiums required to be remitted, distributed, paid to or paid in respect of each Benefit Plan have been paid, remitted or distributed in material compliance with the terms of such Benefit Plan and Applicable Law.

(c) Effect of Transaction. Except as provided in Schedule 4.18(c), no Benefit Plan contains any provision that would give rise to any acceleration, vesting, obligation to fund, increase in benefits, severance, termination or other payments as a result of the Transactions either alone or in combination with another event. No Acquired Company or ERISA Affiliate is a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the Transactions will not be a factor causing payments to be made by any Acquired Company or ERISA Affiliate to be non-deductible (in whole or in part) under Section 280G of the Code.

(d) No Post-Employment Obligations. Except as provided in Schedule 4.18(d), no Benefit Plan provides for or promises medical, surgical, hospitalization, death, disability, life insurance or similar benefits or coverage for any current or former employees, officers, service providers or nonemployee directors of any Acquired Company or ERISA Affiliate for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable provisions of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the regulations issued thereunder. There has been no violation of Section 4980B of the Code or Sections 601-608 of ERISA by any Acquired Company or ERISA Affiliate with respect to any such Benefit Plan.

(e) Title IV Benefit Plans. No Acquired Company or ERISA Affiliate maintains a Title IV Benefit Plan, and no liability under Title IV or Section 302 of ERISA has been incurred by any Acquired Company or ERISA Affiliate during the past six (6) years that has not been satisfied in full.

(f) Tax Qualified Status. Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and is the subject of a favorable unrevoked determination, opinion or notification letter issued by the IRS as to its qualified status under the Code, and to the Company’s Knowledge, no circumstances exist or have occurred during the past three (3) years that would reasonably be expected to adversely affect the tax qualified status of any such Benefit Plan or to result in the imposition of any material liability, penalty or Tax under ERISA or the Code.

(g) Actions. There is no pending, or, to the Company’s Knowledge, threatened, Action with respect to any Benefit Plan (other than routine claims for benefits).

(h) No Prohibited Transactions. Except as would not reasonably be expected to result in a material liability to the Acquired Companies and their respective ERISA Affiliates, taken as a whole, (i) none of the Acquired Companies or, to the Company’s Knowledge, other “disqualified persons” as defined in Section 4975 of ERISA or the Affiliates or ERISA Affiliates of the Acquired Companies has engaged in any non-exempt “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Benefit Plan and (ii) none of the Acquired Companies or their respective ERISA Affiliates has engaged in any act or omission with respect to any Benefit Plan which would subject any of the, Acquired Companies or their respective ERISA Affiliates (or any officer, director or employee thereof) to any penalties or Taxes under Section 502(i) of ERISA or Section 4975 of the Code.

Section 4.19 Tax Matters. Except as set forth on Schedule 4.19 (which shall specifically identify the particular representation to which any exception relates):

(a) Tax Returns. Each Acquired Company has timely filed (or has had timely filed on its behalf) all Tax Returns required to be filed by it. Such Tax Returns are true, complete and correct in all respects. The books and records of each Acquired Company are sufficient to document the accuracy of such Tax Returns and the tax basis of the assets of each Acquired Company.

(b) Payment. Each Acquired Company has timely paid (or has withheld and timely paid or has had timely paid on its behalf) all Taxes becoming due and payable by it (whether or not shown on any Tax Return).

(c) Withholding. Each Acquired Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid, owing or otherwise allocable to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of Applicable Law.

(d) Accruals. The amount of each Acquired Company’s liability for unpaid Taxes for all Tax periods (or portions of Tax periods) ended on or before the date of the Interim Management Financial Statements does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Management Financial Statements. The amount of each Acquired Company’s liability for unpaid Taxes for all periods following the end of the recent period covered by the Interim Management Financial Statements through the Closing Date shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each Acquired Company. Since the date of the Interim Management Financial Statements, no Taxes have accrued with respect to any Acquired Company other than Taxes arising in the ordinary course of business or in connection with the Transactions. The amount of the Acquired Companies’ liabilities for unpaid Taxes for all Pre-Closing Tax Periods will not, in the aggregate, exceed the amount of accruals for such Taxes (excluding reserves, if any, for deferred Taxes) that are taken into account as a Current Liability in the final determination of Closing Date Net Working Capital, and the aggregate amount of the Acquired Companies’ Tax overpayments for all such periods, if any, will not be less than the aggregate amount of accrued Tax refunds or credits that are taken into account as a Current Asset in such final determination.

(e) Audits. No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings (“Audits”) or court proceedings are ongoing, pending or threatened in writing with regard to any Taxes of any Acquired Company.

(f) Disclosures. Copies of all federal, state, local and foreign income, franchise, capital stock and gross receipts Tax Returns, Audit reports, and statements of deficiencies assessed against, or agreed to by, any Acquired Company for all Tax periods ended after December 31, 2011 have been made available to Purchaser.

(g) Extensions. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against any Acquired Company.

(h) Jurisdictions. During the past three (3) years, no claim has been made by a Tax authority in a jurisdiction where any Acquired Company does not pay Taxes or file Tax Returns that such Acquired Company is, or may be, subject to Taxes assessed by such jurisdiction.

(i) Arabica Classification. Arabica has been classified as a partnership for federal and all relevant state income Tax purposes since its formation.

(j) Company Classification. In each case, since January 1, 2015, the Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code for federal and all relevant state income Tax purposes and S&D Coffee has been a validly electing qualified subchapter S subsidiary within the meaning of Section 1361 of the Code for federal and all relevant state income Tax purposes.

(k) Encumbrances. There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of any Acquired Company.

(l) Rulings. No private letter rulings, technical advice memoranda, closing agreements, voluntary disclosure agreements, or similar agreements or rulings that are, or would be currently applicable have been requested, entered into or issued by any Tax authority with respect to any Acquired Company.

(m) Tax Accounting and Deferral. No Acquired Company will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax laws), or use of an improper method of accounting, for a Pre-Closing Tax Period; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received on or before the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign law executed on or prior to the Closing Date; or (v) any election under Section 108(i) of the Code.

(n) Section 355. No Acquired Company has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(o) Reported Transactions. No Acquired Company is, or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4.

(p) Customs Duties. Each Acquired Company has fully complied with all statutes and regulations relating to customs duties and has fully paid all customs duties that were due.

(q) Unclaimed Property. Each Acquired Company has fully complied with all statutes and regulations relating to the accounting for and paying over of unclaimed or abandoned funds or other property.

(r) International Boycotts. No Acquired Company has entered into any agreement or otherwise engaged in any operations or activities that are subject to a reporting obligation under Section 999 of the Code (relating to international boycotts).

(s) Limitations. There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, Tax credits or similar items of any Acquired Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign law).

(t) Foreign Jurisdictions. Schedule 4.19(t) sets forth all non-U.S. jurisdictions in which any Acquired Company is subject to Tax, is engaged in business or has a permanent establishment. No Acquired Company has entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8. No Acquired Company has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(u) Overall Foreign Loss. No Acquired Company has sustained an “overall foreign loss” (as defined in Section 904(f) of the Code) for any taxable year.

(v) Affiliations. None of the Acquired Companies has been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code or any similar provision of state, local or foreign law) or similar group filing a consolidated, combined, unitary or similar income Tax Return (other than an affiliated group of which another Acquired Company is the parent). No Acquired Company has any liability for Taxes of any Person (other than another Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise. None of the Acquired Companies is a party to, or bound by, any Tax allocation, indemnity or sharing agreement that obligates it to make any payment with respect to Taxes of any other Person (other than another Acquired Company), other than any such agreement the primary subject matter of which is not Taxes.

The representations made in this Section 4.19 (other than subsections (i), (l), (m), (r), (t), (u) and (v)) refer only to the past activities of the Acquired Companies and are not intended to serve as representations to, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax periods (or portions thereof) beginning on or after, or Tax position taken on or after, the Closing Date.

Section 4.20 Intellectual Property.

(a) Registered Intellectual Property. Schedule 4.20(a) contains a true and complete list of all Company Intellectual Property owned by any Acquired Company that is Registered Intellectual Property along with the application number, application date, registration/issue number, registration/issue date, title or mark, country or other jurisdiction and owner(s), as applicable, with respect to such Registered Intellectual Property. To the Company’s Knowledge, all of the foregoing Company Intellectual Property is valid, subsisting and enforceable in accordance with applicable Law. All Company Intellectual Property that is not subject to an Inbound IP Contract (as defined in Section 4.20(b) below) is solely owned by an Acquired Company and all Registered Intellectual Property is properly recorded with the appropriate private registrar or Governmental Entity in the name of an Acquired Company. Except as set forth in Schedule 4.20(a), all necessary registration, maintenance and renewal filings and fees in connection with the Registered Intellectual Property identified on Schedule 4.20(a) have been timely filed with and paid to the relevant authorized registrars and Governmental Entities. To the Company’s Knowledge, there are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending with respect to such Registered Intellectual Property.

(b) Contracts. Schedule 4.20(b) identifies under separate headings each Contract (i) under which any Acquired Company uses or licenses a material item of Intellectual Property that any Person besides an Acquired Company owns (the “Inbound IP Contracts”), provided that an Acquired Company shall not be obligated to identify Inbound IP Contracts that relate to any license of Commercial Software, and (ii) under which any Acquired Company has granted any Person any right or license in any material Company Intellectual Property including any right to use any material item of any Acquired Company’s technology other than non-exclusive Contracts related to any Acquired Company’s provision of its products and services to end customers (the “Outbound IP Contracts”). “Company Owned Intellectual Property” means all Company Intellectual Property that is owned by an Acquired Company.

(c) Ownership; Sufficiency. Except as set forth on Schedule 4.20(c), the Acquired Companies own directly and exclusively all right, title and interest in and to, and have good, marketable and valid title to, the Company Owned Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances. Except as identified as an Outbound IP Contract on Schedule 4.20(b), no Person is licensed under any of the Company Owned Intellectual Property. As of the Closing Date, an Acquired Company owns or has adequate rights to use all Intellectual Property (including sufficient software licenses) used in or necessary to conduct the Business as currently conducted.

(d) Non-Infringement. The operation of the business of the Acquired Companies as currently conducted does not infringe or misappropriate any Intellectual

Property rights of any other Person in any material respect. Except as set forth on Schedule 4.20(d), during the past three (3) years, no Acquired Company has received any written notice from any other Person challenging the right of such Acquired Company to use or register any of the Company Intellectual Property. To the Company’s Knowledge, no third party is infringing, misappropriating, diluting or otherwise violating any of the Acquired Companies’ rights in any of the Company Intellectual Property. To the Company’s Knowledge, no Acquired Company is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) or Contract that restricts or impairs the use of any Company Intellectual Property.

(e) Maintaining Company Intellectual Property. Each Acquired Company has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property. To the Knowledge of the Company, there have not been any breaches of confidentiality or misappropriation with respect to Trade Secrets included in the Company Intellectual Property, and all Persons having access thereto have executed written non-disclosure agreements. There have not been any breaches of such confidentiality and non-disclosure agreements, to the Knowledge of the Company.

(f) Agreements with Independent Contractors; Employees. Except as set forth on Schedule 4.20(f), the applicable Acquired Company has entered into written agreements with every current and former contractor and independent contractor that has developed material Company Intellectual Property owned or purported to be owned by the Acquired Companies (including all marketing materials and website content related to the Business), whereby such contractor or independent contractor assigns to such Acquired Company any ownership interest and right he or she may have in such Company Intellectual Property. True and complete copies of all such agreements that are Material Contracts have been made available to Purchaser. All current and former employees and contractors of an Acquired Company who contributed to the development of the Company Owned Intellectual Property that is incorporated in any product or service of such Acquired Company have executed agreements that assign to such Acquired Company such Person’s respective rights, including rights in inventions, relating to such product or service.

(g) Information Systems. The Acquired Companies each maintain commercially reasonable disaster recovery plans with respect to information systems providing products and services to customers and reasonable back-up copies of all data and information provided by their customers and/or utilized by the Acquired Company in connection with such products or services. Except as disclosed in Schedule 4.20(g), there has been no material failure of such information systems during the twelve-month period ending on the date of this Agreement that caused a material disruption or interruption in the use of any Acquired Company’s products and services by any Acquired Company or its customers.

(h) Data Security Policies. The Acquired Companies have adopted and maintain commercially reasonable security policies with respect to all personally identifiable, customer and payment information collected, received or processed by the

Acquired Companies. The Acquired Companies have maintained and followed such security policies in compliance in all material respects with all applicable Laws and all applicable industry guidelines, including the Payment Card Industry Data Security Standards, as applicable. No material breach or violation of any such security policies has occurred or is threatened; and, there has been no unauthorized or illegal use of or access to any such data or information.

Section 4.21 Labor Matters.

(a) Labor Difficulties. There is no labor strike, slowdown, stoppage or lockout actually pending, or, to the Company’s Knowledge, threatened against any Acquired Company. No Acquired Company has experienced any labor strike, slowdown, stoppage or lockout during the past three (3) years.

(b) Collective Bargaining Agreements; Unions. There are no collective bargaining agreements with any labor organization to which any Acquired Company is a party, and no labor union, trade union, employee association or other collective bargaining unit represents or claims to represent any of an Acquired Company’s employees and, to the Knowledge of the Company, there is no union or organizing activity or campaign being conducted and no such activity has occurred at any time over the past three (3) years.

(c) Charges. There is no unfair labor practice charge or complaint against any Acquired Company pending or, to the Company’s Knowledge, threatened before the National Labor Relations Board and no such charge or complaint has been submitted or filed at any time over the past three (3) years.

(d) Closings; Layoffs. During the past three (3) years, (i) no Acquired Company has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment, and (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Acquired Company. Except as set forth in Schedule 4.21(d), the Acquired Companies have not terminated, laid-off or dismissed any employees (whether such dismissal is actual or constructive) in the last 90 days, and the Company shall provide a list to Purchaser of all individuals whom the Acquired Companies have terminated, laid-off or dismissed within the 90 days prior to Closing.

(e) Employment Laws. Each Acquired Company is, and for the past three (3) years has been, in compliance in all material respects with all Laws relating to the employment of labor, including those related to employment standards, labor relations, wages, hours, overtime compensation, vacation pay, pay equity, equal employment opportunities, fair employment practices, discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, human rights, immigration, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, employer health tax, occupational health and safety, workers’

compensation, leaves of absence and unemployment insurance and the payment and withholding of Taxes. To the Knowledge of the Company, there is no charge of discrimination in employment or employment practices, or any Action pursuant to any Applicable Laws which is now pending, anticipated or threatened before any Governmental Entity in any jurisdiction in which an Acquired Company currently engages any Person to perform services. No Acquired Company has misclassified any person as a temporary employee, leased employee, volunteer or any other servant or agent compensated other than through reportable wages as an employee of an Acquired Company (each, a “Contingent Worker”), which has not been corrected and no Contingent Worker has been improperly excluded from any Benefit Plan, which has not been corrected. All Contingent Workers are retained and compensated in accordance with applicable Laws and Taxes. Except as set forth on Schedule 4.21(e), all employees, contractors, and consultants of the Acquired Companies are lawfully entitled to work for them without restriction or any visa, permit or consent being required. All individuals classified as independent contractors are properly classified as such for all Applicable Laws, and all employees classified as “exempt” for purposes of state or federal employment laws are properly classified as such.

(f) Census. The Company has delivered to Purchaser a list of all persons who are employees or independent contractors of each Acquired Company performing services as of July 19, 2016, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) exempt or non-exempt status (for employees); (iv) hire date; (v) current base compensation rate for the time periods indicated thereon; and (vi) all commission, bonus or other incentive-based or contingent compensation or remuneration for the time periods indicated thereon. All compensation, including wages, commissions and bonuses, payable to all employees or independent contractors of each Acquired Company for services performed on or prior to the date hereof have been paid or accrued in full. All employees of the Acquired Companies are “employees at will” and their employment may be terminated for any lawful reason without more than 14 days’ notice.

(g) Accruals and Liabilities. All accruals and liabilities to or arising in connection with any employees and any independent contractor or consultant employed or engaged by any Acquired Company (including without limitation, all contributions, remittances and assessments for employment, insurance, employer health tax, workers’ compensation and any other employment-related legislation, all Taxes, all accrued salary, wages, bonuses, commissions, vacation with pay and other compensation and all payments, contribution or premiums required to be remitted or paid in respect of any Benefit Plan) have been paid or reserved for in a timely manner and are accurately reflected in the books and records of the applicable Acquired Company.

(h) Commitments. The Acquired Companies have not made any commitments to any of their respective employees respecting any guarantee of continued employment or increases in compensation following the Closing.

(i) Termination of Relationship. Except as set forth on Schedule 4.21(i), to the Company’s Knowledge: no management-level employee of any Acquired Company has given written notice that he or she intends to terminate his or her relationship with the applicable Acquired Company for any reason within the next twelve months, including because of the consummation of the Transactions, and no Acquired Company has any plans or intentions as of the date hereof to terminate any management-level employee within the next twelve months.

Section 4.22 Top Customers and Suppliers.

(a) Top Customers. Schedule 4.22(a) sets forth a true and complete list of the ten (10) largest customers of the Acquired Companies for the fiscal year ended December 30, 2015 and the interim period ended July 13, 2016 (calculated on the basis of revenues of the Acquired Companies during such period), showing the total revenues to each such customer for each such period. Except as set forth on Schedule 4.22(a), as of the date hereof, no such customer has notified the Acquired Companies in writing that it has ceased or intends to cease purchasing products from, or that it will otherwise materially reduce its relationship or cease doing business with, the Acquired Companies.

(b) Top Suppliers. Schedule 4.22(b) sets forth a true and complete list of the ten (10) largest suppliers of the Acquired Companies for the fiscal year ended December 30, 2015 and the interim period ended July 13, 2016 (calculated on the basis of purchases made by the Acquired Companies during such period), showing the total purchases from each such supplier for each such period. Except as set forth on Schedule 4.22(b), as of the date hereof, no such supplier has notified the Company in writing that it has ceased or intends to cease selling products to, or that it will otherwise materially reduce its relationship or cease doing business with, the Acquired Companies.

Section 4.23 Bank Accounts.

Schedule 4.23 sets forth a true and complete list of the names and locations of all banks or other financial institutions in which any Acquired Company maintains an account or safe deposit box (giving the account numbers) and the names of all persons authorized to draw thereon or having access thereto.

Section 4.24 Affiliate Transactions.

Except as set forth on Schedule 4.24, and except for compensation and benefits provided by the Acquired Companies to employees in the ordinary course of business and fully reflected in the Audited Financial Statements and Interim Management Financial Statements, no Acquired Company is a party to or bound by any Contract with any Seller, the directors or officers of an Acquired Company or any of its Affiliates, and none of Sellers, directors or officers of any Acquired Company or any of its Affiliates (i) owns or otherwise has any rights to or interests in any asset, tangible or intangible, that is used in the business of any Acquired Company, or (ii) to the Knowledge of the Company, owns any direct or indirect interest in, or controls or is a director, officer, employee, member or partner of, any Person that is a competitor, supplier, customer, landlord, tenant, creditor or debtor of any Acquired Company.

Section 4.25 Brokers.

Except as set forth on Schedule 4.25, the Acquired Companies have not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other Person to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

Section 4.26 Product Liability and Recall.

Except as set forth on Schedule 4.26, since January 1, 2013, no Acquired Company has (i) initiated a product recall, (ii) received any product warranty claims in excess of $50,000 in the aggregate in a calendar year, (iii) other than in the ordinary course of business, received any claims of injury to persons or damage to property in respect of products sold or (iv) incurred any material liability by reason of any express or implied warranty or under any applicable Laws with respect to any product or service sold, rendered, or distributed by or on behalf of an Acquired Company. To the Knowledge of the Company, no product manufactured or distributed by it contains any defect or was manufactured or distributed in material violation of any Applicable Law.

Section 4.27 Books and Records.

The minute books, stock record books and similar company records of each Acquired Company, all of which have been made available to Purchaser, are complete and correct in all material respects. The minute books of each Acquired Company contain accurate records of all meetings, and actions taken by written consent of, stockholders, members, board of directors and any committees of the board of directors of each Acquired Company. At the Closing, all of these books and records will be in the possession of the Acquired Companies or their counsel.

Section 4.28 No Other Representations.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE IV, NEITHER THE COMPANY NOR ANY OTHER PERSON ACTING ON BEHALF OF THE COMPANY MAKES ANY REPRESENTATION OR WARRANTY TO ANY PURCHASER PARTY, EXPRESS OR IMPLIED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

Except as set forth in the Schedules to this Article V, the Purchaser Parties, jointly and severally, hereby represent and warrant to the Sellers as of the date hereof and as of the Closing Date as follows:

Section 5.1 Organization.

Each Purchaser Party is duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 5.2 Authorization.

Each Purchaser Party has the requisite power and authority to execute, deliver and perform this Agreement and each of the other Transaction Documents to which it is a party and to consummate the Transactions, and the execution, delivery and performance by each Purchaser Party of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the Transactions by such Purchaser Party have been duly authorized by all requisite action on the part of such Purchaser Party. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Applicable Law, the Organizational Document or Operating Document of Parent, or the applicable rules of the New York Stock Exchange or the Toronto Stock Exchange in order for Parent to consummate the Transactions.

Section 5.3 Execution; Validity of Agreement.

This Agreement has been duly executed and delivered by each Purchaser Party and, when executed and delivered by such Purchaser Party, each other Transaction Document to which such Purchaser Party is a party will be duly executed and delivered by such Purchaser Party. This Agreement constitutes, and when executed and delivered by each Purchaser Party, each other Transaction Document to which such Purchaser Party is a party will constitute (in each case assuming due and valid authorization, execution and delivery by the other parties hereto or thereto), a legal, valid and binding obligation of such Purchaser Party, enforceable against such Purchaser Party in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Applicable Laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any such proceeding may be brought.

Section 5.4 Consents and Approvals; No Violations.

Except as set forth in Schedule 5.4 and for the notices, filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, none of the execution, delivery or performance of this Agreement or any other Transaction Document by each Purchaser Party, the consummation by each Purchaser Party of the Transactions or compliance by each Purchaser Party with any of the provisions hereof or of any other Transaction Documents to which it is a party will (a) violate, conflict with or result in any breach of any provision of the Organizational Documents or Operating Documents of any Purchaser Party, (b) require any material filing with or notice to, or the obtaining of any material permit, authorization, consent or approval of, any Governmental Entity or other Person by any Purchaser Party, (c) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which any Purchaser Party or any of its Affiliates is a party or by which any of them may be bound, or (d) violate any Applicable Laws applicable to either Purchaser Party, where, in any such case, the violation, conflict or other action would adversely affect the ability of either Purchaser Party to perform its obligations under this Agreement or any other Transaction Document executed by it.

Section 5.5 Acquisition of Shares for Investment.

Purchaser is acquiring the Shares and the Membership Interests for its own account, for investment only, and not with a view to any resale or public distribution thereof in violation of the Securities Act. Purchaser shall not offer to sell or otherwise dispose of the Shares or the Membership Interests in violation of any Applicable Law. Purchaser acknowledges that (a) the Shares and the Membership Interests have not been registered under the Securities Act or any state securities laws, (b) there is no public market for the Shares or the Membership Interests and there can be no assurance that a public market will develop, and (c) it must bear the economic risk of its investment in the Shares and the Membership Interests for an indefinite period of time. Purchaser is an “Accredited Investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

Section 5.6 Availability of Funds; Solvency.

The Purchaser Parties have sufficient immediately available funds in cash or cash equivalents to pay the Estimated Base Purchase Price and all other amounts payable by the Purchaser Parties pursuant to this Agreement and to effect the Transactions. Each Purchaser Party is solvent on the date hereof, will not be rendered insolvent by performance of the Transactions, will not be undercapitalized upon consummation of the Transactions, and will not, as a result of the Transactions, incur debts beyond its ability to pay as such debts mature.

Section 5.7 Litigation.

There is no Action pending or, to Purchaser’s Knowledge, threatened against either Purchaser Party that questions or challenges the validity of this Agreement or any of the other Transaction Documents or any action taken or to be taken by any Purchaser Party in connection with this Agreement or any of the other Transaction Documents.

Section 5.8 Brokers.

Except as set forth on Schedule 5.8, no Purchaser Party or any of its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions. The Purchaser Parties shall be responsible for and pay all amounts due to any Persons identified on Schedule 5.8, and the Sellers and the Company shall have no liability or obligation with respect thereto.

Section 5.9 No Other Representations.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE V, NEITHER PURCHASER PARTY NOR ANY OTHER PERSON ACTING ON BEHALF OF EITHER PURCHASER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO SELLER, EXPRESS OR IMPLIED.

ARTICLE VI

CERTAIN COVENANTS AND AGREEMENTS

Section 6.1 Interim Operations of the Company.

During the period from the date hereof to the earlier of the date of termination of this Agreement pursuant to Section 10.1 or the Closing Date, except as expressly provided for by this Agreement, as disclosed on Schedule 6.1, contemplated by Section 6.7, or as consented to by Purchaser in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall (and the Company and Sellers shall cause each other Acquired Company to) operate in all material respects in the ordinary course of business consistent with past practice, and shall not (and shall cause each other Acquired Company not to) do any of the following:

(a) amend its Organizational Documents or Operating Documents;

(b) issue, sell, transfer, dispose of, pledge or encumber any of its Equity Interests or securities convertible into or exchangeable for, or options, warrants, or other rights to acquire, any of its Equity Interests;

(c) redeem, purchase or otherwise acquire any of its Equity Interests or any instrument or security which consists of or includes a right to acquire such Equity Interests;

(d) incur, assume, endorse, or otherwise become liable for any Indebtedness (other than additional draws under any of the Acquired Companies’ existing lines of credit which will be repaid at or prior to Closing), modify the terms of any Indebtedness (other than modifications of short-term debt in the ordinary course of business consistent with past practice), or assume or guarantee the obligations of any other Person, except on behalf of another Acquired Company in the ordinary course of business;

(e) create any Encumbrance (other than a Permitted Encumbrance) on any of its assets that materially detracts from the value of such asset;

(f) (i) enter into, adopt, amend or terminate any Benefit Plan or any Contract relating to the compensation or severance of any employee or otherwise materially change the terms of employment for any employee, or (ii) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any of its employees or establish or increase or promise to increase any benefits under any Benefit Plan, other than (A) normal recurring increases in the ordinary course of business consistent with past practice, or (B) as required by any Benefit Plan, employment agreement, severance plan or retention plan existing on the date hereof;

(g) voluntarily permit any Insurance Policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without giving notice to Purchaser, except policies providing coverage for losses not in excess of $5,000,000 that are replaced without diminution of or gaps in coverage;

(h) except for the sale and purchase of inventory, supplies and other assets in the ordinary course of business consistent with past practice, (i) transfer, acquire or dispose of or lease, license or sublicense any material property (personal or real) or assets, or (ii) cancel, amend, terminate, modify, compromise, waive or release any material debts owed to, or claims held by, any Acquired Company or any entitlement or right of value to any Acquired Company;

(i) enter into any Contract that would constitute a Material Contract or Real Property Lease or any Contract that would require consent from or notice to the other party or parties thereto in connection with the transactions contemplated hereby, excluding (i) Contract renewals that do not include material pricing or other changes adverse to the Acquired Companies and (ii) Contracts terminable upon less than 365 days prior written notice by any Acquired Company without penalty or premium;

(j) accelerate, terminate, modify or cancel any Material Contract or Real Property Lease other than modifications made in the ordinary course of business on terms consistent with past practice, excluding Contract renewals that do not include material pricing or other changes adverse to the Acquired Companies;

(k) make any change to its accounting methods, principles, policies or practices or to its management of accounts receivable or accounts payable, including by way of acceleration or deferral, except, in each case, as may be required by changes to GAAP or applicable Law;

(l) (i) make any commitment for any capital expenditure in excess of $500,000 or (ii) make any material capital investment in, or any loan to, any other Person;

(m) write off or revalue any material asset or property or dispose of any material assets, other than in the ordinary course of business;

(n) make, change or rescind any Tax election, file any amended Tax Return or claim for refund, adopt or change any method of accounting, extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax, settle or compromise any Tax liability or refund or enter into any agreement the primary subject matter of which is Taxes;

(o) enter into a new line of business or abandon or discontinue an existing line of business;

(p) adopt any plan of liquidation or dissolution or file a petition in bankruptcy or consent to the filing of any bankruptcy;

(q) enter into or agree to enter into any merger or consolidation with, any other Person, or acquire the securities of any other Person; or

(r) agree, authorize, resolve, arrange or commit to do any of the things described in subsections (a) through (q) above.

Notwithstanding the foregoing or anything herein to the contrary, prior to the Closing the Acquired Companies shall be permitted to use Cash to repay Indebtedness and to make distributions to Sellers of Cash and all or any portion of the Excluded Assets (or any proceeds thereof) through payment of dividends or the redemption of Shares or Membership Interests.

Section 6.2 Access; Confidentiality.

(a) Access to Books and Records. During the period from the date hereof to the earlier of the date of termination of this Agreement pursuant to Section 10.1 or the Closing Date, the Company shall (i) give the Purchaser Parties and their respective authorized representatives reasonable access to all books, records, personnel, offices and other facilities and properties of the Acquired Companies, (ii) permit the Purchaser Parties and their respective authorized representatives to make such copies and inspections thereof as the Purchaser Parties and such representatives may reasonably request, and (iii) cause the officers and employees of the Acquired Companies to (A) furnish the Purchaser Parties and their respective representatives with such financial and operating data and other information with respect to the business of the Acquired

Companies as the Purchaser Parties and such representatives may from time to time reasonably request and (B) otherwise cooperate with the Purchaser Parties and their respective representatives in their investigation; provided, that any such access, copies and inspections shall be at the Purchaser Parties’ expense, at a reasonable time, and in such a manner as to maintain the confidentiality of this Agreement and the Transactions and not to interfere with the normal operation of the business of the Acquired Companies. Notwithstanding the foregoing, Purchaser and its Affiliates, directly or indirectly through their respective representatives, shall not contact customers, suppliers, employees or other stakeholders or business partners (other than the Sellers’ Representative in its capacity as such) of the Acquired Companies without the express written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that Purchaser and its Affiliates, to the extent they have independent relations with any such third parties as of the date hereof, may continue to have contact with such third parties in the normal course of business consistent with past practice. Nothing herein shall require Sellers or the Acquired Companies to disclose any information to Purchaser if such disclosure would, based on the advice of the Sellers’ or the Company’s legal counsel, (x) jeopardize any attorney-client or other legal privilege, (y) contravene any Applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which Sellers, the Acquired Companies or any of their respective Affiliates are a party) or (z) contravene any obligation of secrecy or confidentiality to any Governmental Entity.

(b) Confidentiality. The provisions of the Confidentiality Agreement shall remain binding and in full force and effect on and after the date hereof in accordance with its terms. The information contained in this Agreement or delivered to Purchaser or its authorized representatives pursuant to or in connection with this Agreement shall be deemed to be subject to the restrictions and other terms contained in the Confidentiality Agreement until the Closing. Purchaser shall cause its consultants, advisors, co-investors, financing sources and representatives to treat the existence of and the terms of this Agreement after the date hereof as strictly confidential (unless compelled to disclose by judicial or administrative process or, based upon the advice of legal counsel, by other requirements of Applicable Law, and then subject to the provisions of the Confidentiality Agreement).

Section 6.3 Efforts and Actions to Cause Closing to Occur.

(a) General. Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Sellers, the Company and each Purchaser Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and cooperate with each other in order to do, all things reasonably necessary, proper or advisable (subject to any Applicable Laws) to consummate the Closing as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing, and the obtaining of all approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers from any Governmental Entity or other Person as may be required or appropriate in connection with the consummation of the Transactions. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing. Nothing contained in this Agreement shall require any party hereto to pay any consideration (except filing and application fees) to any other Person from whom any such approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers are requested.

(b) Government Filings.

(i) Sellers, the Company and each Purchaser Party shall (A) to the extent applicable, take all actions necessary to make the filings, if any, required of them or any of their respective Affiliates under any Applicable Law regarding antitrust and competition matters with respect to the Transactions as promptly as practicable after the date of this Agreement; and (B) subject to the other terms and conditions contained herein, use their best efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any Applicable Law regarding antitrust and competition matters.

(ii) Subject to Applicable Laws, Sellers, the Company and each Purchaser Party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications from, any Governmental Entity regarding any filings made pursuant to Section 6.3(b)(i) and permit outside counsel for the other party to review in advance any proposed communication by such party to any such Governmental Entity. None of Sellers, the Company or any Purchaser Party shall independently participate in any meeting with any Governmental Entity in respect of any such filings without giving the other parties hereto prior notice of the meeting and, to the extent appropriate and permitted by such Governmental Entity, the opportunity to attend and participate. Subject to Applicable Laws, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under Applicable Laws regarding antitrust and competition matters. In connection therewith, Sellers, the Company and the Purchaser Parties may, as they deem advisable and necessary, reasonably designate any competitively sensitive material provided to the other such parties under this Section 6.3(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the disclosing party.

Section 6.4 Exclusivity.

(a) During the period from the date hereof to the earlier of the date of termination of this Agreement pursuant to Section 10.1 or the Closing Date, the Sellers and the Company shall not, and shall not authorize or cause any of their Affiliates, agents or representatives or any other Acquired Company to, directly or indirectly, (a) solicit, initiate, facilitate or encourage any Competing Transaction or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Competing Transaction, or (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or execute or enter into any Contract with respect to, any Competing Transaction. Upon execution and delivery of this Agreement, the Sellers and the Company shall (and shall cause their respective Affiliates, agents and representatives to) cease all existing discussions or negotiations with any Person (other than Purchaser and its Affiliates) conducted on or before the date hereof with respect to any Competing Transaction unless and until this Agreement is terminated pursuant to Section 10.1.

(b) The Company or the Sellers, as the case may be, shall within two (2) Business Days after receipt thereof by the Sellers or the Company advise Purchaser orally and in writing of any Competing Transaction or any inquiry with respect to or which could reasonably be expected to result in a Competing Transaction and the material terms of the request, Competing Transaction or inquiry, and the Company or Sellers shall inform the Person making such inquiry that it is subject to an obligation of exclusivity but shall not otherwise respond.

(c) The Company and the Sellers agree that the rights and remedies for noncompliance with this Section 6.4 shall include having such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach would cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

Section 6.5 Publicity.

The initial press releases, if any, with respect to the execution of this Agreement shall be mutually acceptable to Purchaser, the Company and the Sellers’ Representative and substantially in the form of Exhibit G. Otherwise, prior to Closing, neither the Sellers, the Company nor Purchaser shall (and shall not permit any of their respective Affiliates to) issue or cause the release or publication of any press release or other public announcement with respect to this Agreement or the Transactions without prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) of the other parties hereto; provided, that nothing herein shall prevent any Person from making any public announcement (whether in a press release, periodic securities filing or other external announcement) that such Person reasonably believes to be required by Applicable Law or the requirements of any stock exchange or quotation system. Notwithstanding the foregoing restriction, Purchaser may make earnings announcements and participate in investor conferences in the ordinary course of business in which this Agreement and the Transactions are discussed.

Section 6.6 Employees; Employee Benefits.

(a) WARN Act Compliance. The Purchaser Parties shall cause the Acquired Companies to employ and retain for such period of time following the Closing Date such number of employees of the Acquired Companies as shall be necessary to avoid any liability of Sellers for a violation of the WARN Act, attendant to the Acquired Companies’ (or their Affiliates’) failure to notify employees of a “mass layoff” or “plant closing” (as such terms are defined in the WARN Act). The Purchaser Parties shall be liable and responsible for any notification required under the WARN Act (or under any similar state or local Applicable Laws), and the Purchaser Parties shall indemnify and hold the Seller Indemnified Parties harmless from and against any Losses incurred by any Seller Indemnified Party as a result of any Purchaser Party’s or the Acquired Companies’ failure to comply with the provisions of the WARN Act on or after the Closing Date or any Purchaser Party’s failure to comply with the provisions of this Section 6.6(a).

(b) Comparable Benefits. Effective for a period of one (1) year from and after the Closing Date, Purchaser shall, or shall cause the Company to, provide to the employees of the Company who are employed by the Purchaser Parties or the Acquired Companies following the Closing Date (the “Affected Employees”) benefits, including group medical coverage, that are substantially equivalent, in the aggregate, to the benefits available under current Benefit Plans.

(c) Service Credit. Effective from and after the Closing Date, Affected Employees shall be given credit for purposes of vesting and eligibility to participate in any employee benefit plans, programs, policies and arrangements maintained from time to time by the Purchaser Parties or the Acquired Companies for such Affected Employees’ service with the Acquired Companies, but only to the same extent and for the same purposes that such service was taken into account under a corresponding Benefit Plan of the Acquired Companies as of the Closing Date (other than benefit accrual, under defined benefit pension plans, if any); provided, however, that no such service shall be credited to the extent that it would result in a duplication of benefits. In addition, for purposes of each such Purchaser Party employee benefit plan or program that is an employee welfare benefit plan, as defined in Section 3(1) of ERISA, the Purchaser Parties shall (i) waive all limitations as to pre-existing conditions, evidence of insurability, exclusions and waiting periods with respect to participation and coverage requirements to the extent such limitations were or would have been waived under the Benefit Plans in which the Affected Employee participated immediately prior to the Closing Date and (ii) provide each Affected Employee with credit for co-payments, deductibles and out-of-pocket expenses paid prior to the Closing Date for purposes of satisfying any applicable co-payment, deductible and out-of-pocket expense requirements under any welfare plan of the Purchaser Parties.

(d) Certain Continuing Benefits. Effective from and after the Closing Date, the Purchaser Parties and the Acquired Companies shall be solely responsible for providing continuing benefits or coverage for any participant or any beneficiary of a participant who is or becomes a qualified beneficiary prior to, on or after the Closing Date under any Benefit Plan that as of the Closing Date is subject to the requirements of Code Section 4980B or Section 601 (et seq.) of ERISA, or mandated by other Applicable Law, whether such obligation to provide continuing benefits or coverage under any such Benefit Plan arises prior to, on or after the Closing Date.

(e) No Third Party Beneficiaries. All provisions contained in this Section 6.6 with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and shall not create any right in any other Person, including any employee or former employee of the Acquired Companies or any participant or beneficiary in any Benefit Plan.

(f) Performance Bonuses. The Purchaser Parties shall cause the Company to pay the performance bonuses reflected in Current Liabilities on the Final Closing Date Schedule to the applicable employees no later than the 15th day of the third calendar month following the day prior to the Closing Date, but only to the extent that such bonuses are fixed as of the day prior to the Closing Date and the recipients are employed by the Company as of the payment date.

Section 6.7 Termination of Certain Arrangements.

Sellers shall cause the agreements set forth on Schedule 6.7 by and between the Acquired Companies, on the one hand, and any Seller or its Affiliate (other than an Acquired Company), on the other, to be terminated prior to or upon the consummation of the Closing.

Prior to or at the Closing, the Sellers and the Company shall take all such actions as are necessary to cause each of the following to have occurred or to occur immediately prior to the Closing: the termination of the Phantom Equity Plan; the termination of the Deferred Compensation Plan and the distribution of all amounts payable thereunder to the Persons entitled thereto; the distribution by the Company of the insurance policies identified on Schedule 6.7; the termination by the Company of the SERP Plan; the settlement in full of all amounts due to the Company from its officers, directors, or shareholders or, in the case of notes receivable from such Persons held by the Company, the distribution or cancellation of those notes; and the distribution to the Persons entitled thereto of all Excluded Assets.

Section 6.8 Maintenance of Books and Records.

Each party hereto shall preserve (and the Purchaser Parties shall cause the Acquired Companies to preserve), for a period of three (3) years following the Closing Date, all pre-Closing Date records possessed by or under the control of such party relating to the Acquired Companies. During the three (3)-year period following the Closing Date, upon any reasonable request from the other party hereto or its representatives, the party (or Acquired Company, as applicable) holding such records shall (a) provide to the requesting party or its representatives reasonable access to such records during normal business hours and (b) permit the requesting party or its representatives to make copies of such records, in each case at the cost of the requesting party; provided, that nothing in this Section 6.8 shall require any party to disclose information if such disclosure would, as determined in such party’s reasonable discretion, (i) jeopardize any attorney-client or other legal privilege, (ii) contravene any Applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which such party or any of its Affiliates is a party) or (iii) contravene any obligation of secrecy or confidentiality to any Governmental Entity. Records may be sought under this Section 6.8 for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, Tax, litigation, federal securities disclosure or other similar proper business purpose of the party seeking such records.

Section 6.9 Directors’ and Officers’ Indemnification.

(a) Indemnification of Certain Persons. For a period of six (6) years following the Closing Date and excluding claims or actions of Purchaser Indemnified Parties arising in connection with this Agreement or the Transactions, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation by or in the right of any Acquired Company, in which any of the present or former officers or directors of any Acquired Company (collectively, the “Company Indemnified Persons”) is, or is threatened to be, made a party by reason of the fact that he or she is or was, prior to the Closing Date, a director, officer, employee or agent of any Acquired Company or of another corporation, partnership, joint venture, trust or other enterprise at the request of any Acquired Company, whether such claim arises before or after the Closing Date, the Purchaser Parties shall cause the applicable Acquired Company to indemnify and hold harmless, at least to the same extent and on terms and conditions no less favorable than those provided for in the Organizational Document or Operating Document of the applicable Acquired Company in effect immediately prior to the Closing or pursuant to any other respective governing documents or indemnification agreements in effect on the date hereof, each such Company Indemnified Person against any Losses in connection with any such claim, action, suit, proceeding or investigation. The Purchaser Parties shall cause the Acquired Companies to keep in effect, in their respective Organizational Documents and Operating Documents, a provision that provides for indemnification of the Company Indemnified Persons to the extent required under this Section 6.9(a).

(b) Insurance Coverage. For a period of six (6) years after the Closing Date, the Purchaser Parties shall cause the Acquired Companies to maintain director and officer liability insurance providing coverage for the individuals who were officers or directors of the Acquired Companies at and prior to the Closing for claims arising from facts or events that occurred on or prior to the Closing (excluding claims or actions in connection with this Agreement or the Transactions) comparable to and, as to scope of coverage and amount, not less favorable in any material respect than, the policy or policies maintained by the Acquired Companies immediately prior to the Closing for the benefit of such individuals. On or prior to the Closing Date, the Purchaser Parties shall deliver to the Sellers’ Representative evidence of the continuation of such coverage. Purchaser, on the one hand, and the Sellers, on the other hand, shall each bear one-half of the premium, taxes, broker fees and other costs and expenses related to obtaining such coverage.

(c) Non-Exclusive Indemnification; Attorneys’ Fees. This Section 6.9 is intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Persons and their respective heirs and successors, each of whom is an intended third-party beneficiary of this Section 6.9. The indemnification provided for herein shall not be deemed exclusive of any other rights to which any Company Indemnified Person is entitled, whether pursuant to Applicable Law, Contract or otherwise. The Purchaser Parties shall cause the Acquired Companies to pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Company Indemnified Person that is the prevailing party in any action or proceeding to enforce its rights under this Section 6.9.

(d) Successors and Assigns. In the event that following the Closing, any Purchaser Party, any Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.9, the Purchaser Parties shall, and shall cause the Acquired Companies to, make proper provision so that the successors and assigns of the Purchaser Parties or the applicable Acquired Company, as the case may be, shall succeed to the obligations set forth in this Section 6.9.

Section 6.10 Purchaser Parties’ Investigation.

Each Purchaser Party is an informed and sophisticated Person and has engaged expert advisors in connection with the Transactions experienced in the evaluation and purchase of companies such as the Acquired Companies as contemplated hereunder. The Purchaser Parties have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Acquired Companies and their respective businesses and assets, and each Purchaser Party acknowledges that it has been provided access to the personnel, properties, premises and records of the Acquired Companies relating to such business and assets to which it has requested such access. In entering into this Agreement, each Purchaser Party acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations, opinions or statements of any of the Sellers, the Acquired Companies or any of their agents or representatives (except the specific representations and warranties of set forth in Article III and Article IV). Each Purchaser Party acknowledges that, except as set forth in the representations and warranties contained Article III and Article IV or in any certificate delivered with respect thereto, none of the Sellers, the Acquired Companies or any other Person has made or makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to either Purchaser Party or any of its Affiliates or any of their respective representatives or any other Person for their benefit. Each Purchaser Party agrees, to the fullest extent permitted by Applicable Laws, that (excepting in the case of intentional fraud, and except for the representations and warranties set forth in Article III and Article IV) no Seller and none of any Seller’s Affiliates, agents, advisors or representatives shall have any liability or responsibility whatsoever to any Purchaser Party or its directors, officers, employees, Affiliates (including the Acquired Companies after the Closing), controlling persons, agents or representatives on any basis (including in contract or tort, under federal, state or foreign securities laws or otherwise) based upon any information (including any estimates, projections, forecasts, operating plans or budgets concerning revenues, costs, expenditures, cash flows, results of operations, financial condition, prospects or other information relating to the Acquired Companies) provided or made available, or statements made, to any Purchaser Party or its directors, officers, employees, Affiliates, controlling persons, advisors, agents or representatives (including in materials furnished in the Acquired Companies’ data room, in presentations by any of the Acquired Companies’ management, in the confidential information memorandum made available to the Purchaser Parties, or otherwise), or any omissions therefrom. For clarity, this Section 6.10 shall not be considered to operate as a waiver or limitation of any specific rights set forth in Section 9.2.

Section 6.11 Restrictive Covenants.

(a) Non-Compete. During the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Restricted Period”), each Seller covenants and agrees not to, and shall cause its Affiliates not to, directly or indirectly, conduct, manage, operate, engage in, be employed by, render services to, be affiliated with, control or participate in the management, operation or control of, or have an ownership interest in, any business or enterprise in competition with the Business as conducted or operated by any Acquired Company prior to the date hereof anywhere in the world. The parties hereto acknowledge and agree that the covenants in this Section 6.11(a) shall not prohibit ownership by any Seller of less than two percent (2%) of the outstanding securities of any company traded on any national securities exchange (so long as such Seller does not otherwise control such company) or the performance of any services for the Purchaser or its Affiliates.

(b) Non-Solicitation.

(i) During the Restricted Period, each Seller shall not, and shall cause its Affiliates not to, directly or indirectly, call on, solicit or induce, or attempt to solicit or induce, any past, present or prospective customer, vendor, or other business relation of any Acquired Company for the provision of products or services related to the Business or in any other manner that would interfere with the business relationship between any Acquired Company, on the one hand, and its customers, vendors and other business relations, on the other hand.

(ii) During the Restricted Period, each Seller shall not, and shall cause its Affiliates not to, directly or indirectly, call on, solicit, or induce, or attempt to solicit or induce, any Person who is an employee or independent contractor of any Acquired Company (or who had been an employee or independent contractor of any Acquired Company within twelve months prior thereto) to leave the employ or service of any Acquired Company for any reason whatsoever, nor shall any Seller or its Affiliates offer or provide employment (whether such employment is for any Seller or any other business or enterprise), either on a full-time basis or part-time or consulting basis, to any such employee or independent contractor within three months of their departure from an Acquired Company; provided that the foregoing shall not preclude any Seller from making good faith general solicitations for employees through advertisements in publications of general circulation, over the internet or through employment recruiters, agencies or search firms and soliciting and hiring any person who responds thereto.

(c) Non-Disclosure. From and after the Closing Date, no Seller shall disclose or use, directly or indirectly, any Confidential Information (as defined below), except as expressly permitted pursuant this Agreement. If the disclosure of Confidential Information is required by Law, each Seller agrees to use such Seller’s commercially reasonable efforts, at Purchaser’s sole cost and expense, to provide Purchaser an opportunity to object to the disclosure and give Purchaser as much prior written notice as is possible under the circumstances. For purposes of this Section 6.11(c), “Confidential Information” means all information belonging to, used by, or which is in the possession of any Seller relating to any Acquired Company’s business or assets to the extent (i) such information has not been disseminated to the public or is otherwise not generally known to competitors of any Acquired Company, (ii) such information has not become known to such Seller as a result of disclosure by a third party not known by such Seller to have an obligation of confidentiality to Purchaser or any Acquired Company, or (iii) such information is not required to be disclosed by applicable Law, in each case specifically including information relating to any Acquired Company’s products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, or Trade Secrets.

(d) Acknowledgement. Each Seller acknowledges that the provisions of this Section 6.11 are reasonable and necessary to protect the legitimate business interests of Parent and Purchaser and its acquisition of the Shares and the Membership Interests. In addition to any other remedies that Purchaser or Parent may have for any breach or threat of breach by any Seller or its Affiliates of the provisions of this Section 6.11, Purchaser shall be entitled to an injunction or injunctions to prevent such breaches or threatened breaches and to enforce specifically the terms and provisions hereof, and Purchaser shall not be required to post any bond. The restrictive covenants contained in this Section 6.11 are covenants independent of any other provision of this Agreement or any other agreement between the parties hereunder and the existence of any claim which any Seller may allege against Purchaser under any other provision of this Agreement or any other agreement will not prevent the enforcement of these covenants. If any of the provisions contained in this Section 6.11 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction. Should any Seller breach any of its covenants contained in Section 6.11(a), the term of the covenant that is breached shall be extended for such Seller by the duration of the breach.

Section 6.12 Schedule Updates.

From and after the date of this Agreement until the Closing, the Company and the Sellers shall update, amend or modify the Schedules relating to the representations and warranties in Article IV to reflect any facts, circumstances or events occurring, first arising or becoming known during the period subsequent to the date hereof, by providing Purchaser with prompt written notice setting forth the proposed update, amendment or modification and specifying the Schedule or Schedules affected thereby; provided, however, that if any such Schedules are updated, amended or modified in a manner that discloses any matter or circumstance that, but for such update, amendment or modification, would cause (a) the representations and warranties in Sections 4.1 (Organization; Qualification), 4.2 (Authorization), 4.5 (Capitalization; Ownership), and 4.6 (Subsidiaries) not to be true and correct or (b) the representations and warranties in Article IV other than those set forth in clause (a) not to be true and correct (without giving effect to any limitations as to “materiality” or “Company Material Adverse Effect”) and such underlying fact, event or circumstance could reasonably be expected to result in a Company Material Adverse Effect, then, in either case (a) or (b) Purchaser may terminate this Agreement pursuant to Section 10.1(e). Unless Purchaser has the right to terminate this Agreement as provided in this Section 6.12 and timely exercises such right pursuant to Section 10.1(e), such update, amendment or modification shall not be deemed to result in a failure of the condition set forth in Section 7.1(c)(ii) or (c)(iii), as applicable, to be satisfied. No update, amendment, or modification made pursuant to this Section 6.12 shall be deemed to have cured any breach or inaccuracy and the Purchaser Indemnified Parties shall not be deemed to have waived any right to indemnification hereunder with respect thereto.

Section 6.13 R&W Policy

The Purchaser Parties will not amend, waive or otherwise modify any provision of the R&W Policy in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any action or proceedings against any Seller or any Affiliate thereof or any past, present or future director, manager, officer, employee or advisor of any of the foregoing based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, except in the case of intentional fraud.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 7.1 Conditions to Purchaser Parties’ Obligations.

The obligations of the Purchaser Parties to consummate the Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, if legally permissible, by Purchaser:

(a) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity that prohibits or restrains the consummation of the Closing; there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Closing; provided, that the parties shall use their commercially reasonable efforts to have any such order or injunction vacated or lifted; and there shall not be pending any Action by any Governmental Entity seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other Transactions.

(b) Regulatory Approval. The waiting period, if applicable, under the HSR Act in connection with the Transactions shall have expired or been terminated, and any approvals required thereby in connection with the Transactions shall have been obtained.

(c) Representations and Warranties.

(i) (A) The representations and warranties of the Sellers set forth in Article III and of the Company set forth in Sections 4.1 (Organization; Qualification), 4.2 (Authorization), 4.5 (Capitalization; Ownership) and 4.6 (Subsidiaries) shall have been true and correct when made, without giving effect to any update, amendment, or modification furnished (or required to be furnished) pursuant to Section 6.12, and (B) the remaining representations and warranties of the Company set forth in Article IV shall have been true and correct in all material respects when made, without giving effect to any update, amendment, or modification furnished (or required to be furnished) pursuant to Section 6.12, and without giving effect to any limitations as to “materiality,” or words or phrases of similar qualifying import, or “Company Material Adverse Effect.”

(ii) The representations and warranties of the Sellers set forth in Article III and of the Company set forth in Sections 4.1 (Organization; Qualification), 4.2 (Authorization), 4.5 (Capitalization; Ownership) and 4.6 (Subsidiaries) shall be true and correct at and as of the Closing Date (with the same effect as if made at and as of such time), without, in any case, giving effect to any update, amendment, or modification furnished (or required to be furnished) pursuant to Section 6.12, except in the case of representations and warranties, if any, that are made as of a specified date, which shall be true and correct in all respects as of such specified date, without giving effect to any update, amendment, or modification furnished (or required to be furnished) pursuant to Section 6.12.

(iii) The remaining representations and warranties of the Company set forth in Article IV (as updated pursuant to Section 6.12, but without giving effect to any limitations as to “materiality,” or words or phrases of similar qualifying import, or “Company Material Adverse Effect”) shall be true and correct at and as of the Closing Date, with the same effect as though made at and as of such time (except in the case of representations and warranties, if any, that are made as of a specified date, which shall be true and correct as of such specified date), except to the extent that the failure of such representations and warranties to be so true and correct would not reasonably be expected to result in a Company Material Adverse Effect.

(d) Covenants and Obligations. The Sellers and the Company shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement to be performed and complied with by Sellers or the Company at or before the Closing.

(e) Deliveries by the Sellers and the Company. The Sellers or the Company, as applicable, shall have delivered or caused to be delivered to Purchaser those items required to be delivered pursuant to Section 2.7.

(f) No Material Adverse Effect. No Company Material Adverse Effect shall have occurred.

(g) Subsequent Events. Since the date of this Agreement, there shall not have occurred any event or circumstance, and no fact shall have become known, that: (i) had such event or circumstance occurred, or such fact been known, prior to the date of this Agreement, would have been required to be disclosed on a Schedule hereto pursuant to Article III or Article IV or results in any failure of any representation and warranty of Sellers or the Company to be true and correct at the Closing as if then made (without giving effect to such event, occurrence or fact); and (ii) could reasonably be expected to result in Losses to the Purchaser Indemnified Parties, and for which Losses the Purchaser Indemnified Parties are not, subject to any applicable “basket” or “deductible”: (A) entitled to indemnification by the Sellers under Article IX, (B) entitled to coverage by insurance maintained by Sellers or the Acquired Companies, the proceeds of which the Sellers have committed to make available to the Purchaser Indemnified Parties after the Closing, (C) entitled to coverage under the R&W Policy, or (D) fully indemnified or covered by any combination of (A) through (C). If such Losses could reasonably be expected to exceed the sum of (x) the combined insurance coverage set forth in clauses (B) and (C) in the prior sentence and (y) $23,500,000, then the Purchaser may elect to terminate this Agreement, provided that if Sellers elect to provide such additional assurance as the Purchaser may reasonably require that the Purchaser Indemnified Parties will be fully indemnified for the full amount of such Losses, then this condition (g) shall be deemed satisfied, in which event Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 7.1(g).

Section 7.2 Conditions to Obligations of Sellers.

The obligations of the Sellers to consummate the Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, if legally permissible, by the Sellers’ Representative:

(a) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity that prohibits or restrains the consummation of the Closing; there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Closing; provided, that the parties shall use their commercially reasonable efforts to have any such order or injunction vacated or lifted; and there shall not be pending any Action by any Governmental Entity seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other Transactions.

(b) Regulatory Approval. The waiting period, if applicable, under the HSR Act in connection with the Transactions shall have expired or been terminated, and any approvals required thereby in connection with the Transactions shall have been obtained.

(c) Representations and Warranties. The representations and warranties of the Purchaser Parties set forth in Article V (without giving effect to any limitations as to “materiality” or “material adverse effect”) shall be true and correct at and as of the Closing Date with the same effect as though made at and as of such time (except in the case of representations and warranties that are made as of a specified date, which shall be true and correct as of such specified date), except to the extent that the failure of such representations and warranties to be so true and correct would not be expected to have a material adverse effect on the ability of the Purchaser Parties to consummate the Transactions; provided, however, notwithstanding the foregoing, the representations and warranties contained in Sections 5.1 (Organization) and 5.2 (Authorization) shall be true and correct in all respects at and as of the Closing Date with the same effect as though made at and as of such time.

(d) Covenants and Obligations. The Purchaser Parties shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement to be performed and complied with by the Purchaser Parties at or before the Closing.

(e) Deliveries by Purchaser Parties. The Purchaser Parties shall have delivered or caused to be delivered to Sellers or the other applicable Persons those items required to be delivered by the Purchaser Parties pursuant to Section 2.8.

ARTICLE VIII

TAX MATTERS

Section 8.1 Transfer Taxes.

Notwithstanding anything herein to the contrary, any transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes incurred in connection with the consummation of the Transactions shall be borne 50% by the Purchaser Parties and 50% by the Sellers, and the Purchaser Parties will, at their expense, file all necessary Tax Returns and other documentation required with respect to all such Taxes. The Sellers shall cooperate with respect thereto as necessary.

Section 8.2 Tax Returns.

The Sellers’ Representative shall prepare or cause to be prepared, and timely file, or cause to be timely filed, all income Tax Returns for the Acquired Companies required to be filed after the Closing Date with respect to any Tax period ending on or before the Closing Date (a “Pre-Closing Tax Period”). All such income Tax Returns shall be prepared on a basis consistent with past practice (except as otherwise required by Applicable Law) and without a change of any election or any accounting method. At least thirty (30) days prior to the date (including extensions) on which any such income Tax Return to be prepared by the Sellers’ Representative is due, the Sellers’ Representative shall submit such income Tax Return (together with, to the extent reasonably requested by Purchaser, supporting documentation) to Purchaser for its review and comment. If Purchaser objects to any item of any such income Tax Return, Purchaser shall, within ten (10) days after delivery of such income Tax Return notify the Sellers’ Representative in writing of such objection, specifying with particularity any such item and stating the specific factual or legal basis for any objection. The Sellers’ Representative shall consider in good faith all reasonable changes requested by Purchaser. Purchaser shall prepare or cause to be prepared, and timely file, or cause to be timely filed, all other Tax Returns for the Acquired Companies required to be filed after the Closing Date with respect to any Pre-Closing Tax Periods or Straddle Periods. All such Tax Returns shall be prepared on a basis consistent with past practice (except as otherwise required by Applicable Law) and without a change of any election or any accounting method. At least thirty (30) days prior to the date (including extensions) on which any such Tax Return to be prepared by Purchaser is due, Purchaser shall submit such Tax Return (together with, to the extent reasonably requested by the Sellers’ Representative, supporting documentation) to the Sellers’ Representative for its review and comment. If the Sellers’ Representative objects to any item of any such Tax Return, the Sellers’ Representative shall, within ten (10) days after delivery of such Tax Return notify Purchaser in writing of such objection, specifying with particularity any such item and stating the specific factual or legal basis for any objection. Purchaser shall consider in good faith all reasonable changes requested by the Sellers’ Representative. With respect to any periods beginning before the Closing Date and ending after the Closing Date (“Straddle Periods”), the portion of the Straddle Period that ends as of the Effective Time shall, notwithstanding anything to the contrary, be treated as a Pre-Closing Tax Period, and the allocation of Taxes shall be determined on an interim closing of the books as of the Effective Time, except for ad valorem Taxes and other Taxes due without regard to income, employment or receipts which shall be prorated on a daily basis. To the extent permitted by Applicable Law (and only to such extent), any deductions attributable to any of the Company Transaction Expenses, repayment of Closing Date Debt, any employee bonuses, severance payments, debt prepayment fees, capitalized debt costs, or any liabilities taken into account in the determination of Closing Date Net Working Capital shall be allocated to the Pre-Closing Tax Period ending on the day prior to the Closing Date. Purchaser shall not take any action, or allow the Acquired Companies to take any action, on the Closing Date that could increase the indemnification obligations of Sellers with respect to Taxes.

Section 8.3 Cooperation on Tax Matters.

After the Closing, upon reasonable written notice, Purchaser (or the Acquired Companies) and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Acquired Companies (including access to books, records and personnel) as is reasonably requested for the filing of all Tax Returns (including any extensions thereof), the making of any election related to Taxes, the preparation for any Audit, and the prosecution or defense of any action related to any Tax Return. Purchaser (on behalf of itself and the Acquired Companies) and Sellers agree to retain all books and records with respect to Tax matters and pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by any Acquired Company or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity.

Section 8.4 Tax Contests.

Purchaser shall notify the Sellers’ Representative within ten (10) days of either its receipt (a) of any notice of any Audit in respect of Taxes (“Tax Contest”) or (b) of a written notice threatening any Tax Contest, in either case relating in whole or in part to Taxes for which any of the Purchaser Indemnified Parties may be entitled to indemnification from the Sellers hereunder; provided, however, failure to timely provide such notice shall not affect the Purchaser Indemnified Parties’ right to indemnification except to the extent such failure prejudices Sellers’ ability to defend the claim or dispute that is the subject of such notice or results in the expiration of the relevant time period set forth in Section 9.5. If the Sellers’ Representative notifies Purchaser within thirty (30) days following receipt of notice of such Tax Contest that the Sellers’ Representative intends to exercise its contest rights under this Section 8.4, the Sellers’ Representative shall have the right to control such Tax Contest at its expense and to employ counsel of its choice; provided, however, that the Sellers’ Representative acknowledges in writing the Sellers’ responsibility to indemnify and hold harmless the Purchaser Indemnified Parties with respect to all Taxes at issue in such Tax Contest other than amounts, if any, recoverable under the R&W Policy. Purchaser shall have the right to participate in any such Tax Contest jointly with the Sellers’ Representative. With respect to a Tax Contest which the Sellers’ Representative is entitled to control, the Sellers’ Representative shall not settle, compromise or otherwise resolve any Tax Contest without the prior written consent of Purchaser (which consent may not be unreasonably withheld, conditioned or delayed). Purchaser shall cause the Acquired Companies to deliver to the Sellers’ Representative any power of attorney reasonably required to allow the Sellers’ Representative and its counsel to represent the Acquired Companies in connection with any Tax Contest that the Sellers’ Representative is entitled to control hereunder and shall provide the Sellers’ Representative with such assistance as may be reasonably requested in connection with any such Tax Contest. Purchaser shall control any other Tax Contests with respect to the Acquired Companies, provided that Sellers’ Representative shall have the right to participate in any such Tax Contest jointly with Purchaser, and Purchaser shall not agree to settle any Tax liability or compromise any claim with respect to Taxes involving the Acquired Companies, which settlement or compromise affects the liability for Taxes hereunder that is indemnifiable by the Sellers under this Agreement, without the prior written consent of the Sellers’ Representative (which consent may not be unreasonably withheld, conditioned or delayed). The parties each agree to consult with and to keep the other parties hereto informed on a regular basis regarding the status of any Tax Contest to the extent that such Tax Contest could affect a liability of such other parties (including indemnity obligations hereunder).

Section 8.5 Amended Tax Returns.

Purchaser shall not (and Purchaser shall not permit any Acquired Company to) amend a Tax Return of any of the Acquired Companies with respect to a taxable period beginning before the Closing Date, or file or amend any Tax election with respect to any of the Acquired Companies with respect to a taxable period beginning before the Closing Date, in each case without the prior written consent of the Sellers’ Representative (which consent may not be unreasonably withheld, conditioned or delayed).

Section 8.6 Refunds.

To the extent any determination of the Tax liability of any of the Acquired Companies, whether as a result of an Audit, a claim for refund, the filing of an original or amended Tax Return, or otherwise, results in any refund or credit of Taxes paid by the Acquired Companies on or prior to the Closing Date to the extent not taken into account in the calculation of Closing Date Net Working Capital or by or on behalf of the Sellers pursuant to this Agreement with respect to any Pre-Closing Tax Period (other than any carryback refund attributable to losses or credits that accrue in a taxable period (or portion thereof) beginning after the Closing Date), Purchaser shall cause the applicable Acquired Company to pay any such refund or credit, and any interest received thereon, net of any Taxes of Purchaser or the Acquired Companies attributable to such refund or credit and any other reasonable costs of obtaining such refund or credit, to the Sellers within ten (10) days of receipt or realization thereof by such Acquired Company.

Section 8.7 Conflict.

To the extent any provisions of this Article VIII regarding the process for dispute resolution with respect to Taxes conflict with the provisions regarding the process for dispute resolution generally in Article IX, the provisions of this Article VIII shall control with respect to claims hereunder for Losses that are Tax-related and other disputes regarding Taxes hereunder.

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

Section 9.1 Survival.

Subject to Section 9.5, the parties hereto agree that their respective representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing.

Section 9.2 Indemnification of Purchaser Indemnified Parties.

(a) Subject to the other provisions of this Article IX, from and after the Closing, each Seller, on a several and not joint basis (solely on behalf of itself), shall indemnify each Purchaser Party and its Affiliates (including the Acquired Companies) and its and their respective officers, directors, stockholders, managers, and members, and the respective successors of each of the foregoing (each, a “Purchaser Indemnified Party”), from and against Losses incurred by such Purchaser Indemnified Party after the Closing resulting from or arising out of:

(i) The breach of or any inaccuracy in any representation or warranty made by such Seller to the Purchaser Parties in Article III or in any certificate furnished by such Seller to the Purchaser Parties pursuant to this Agreement; or

(ii) The failure of such Seller to perform any covenant or agreement of such Seller under this Agreement.

(b) Subject to the other provisions of this Article IX, from and after the Closing, the Sellers shall, in the manner described in this Article IX, indemnify the Purchaser Indemnified Parties from and against Losses incurred by the Purchaser Indemnified Parties after the Closing resulting from or arising out of:

(i) The breach of or any inaccuracy in any representation or warranty made by the Company to the Purchaser Parties in Article IV or in any certificate furnished by the Company to the Purchaser Parties at or prior to the Closing pursuant to this Agreement;

(ii) (A) Taxes of the Acquired Companies for all Pre-Closing Tax Periods; (B) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company (or any predecessor of an Acquired Company) is or was a member prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local law; and (C) Taxes of any Person imposed on any Acquired Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date;

(iii) Each of the matters described in Section 9.2(b)(v) or identified on Schedule 9.2(b)(iii) (individually, a “Special Indemnity Matter,” and collectively, “Special Indemnity Matters”);

(iv) The failure of the Company to perform any covenant or agreement of the Company to be performed at or prior to the Closing under this Agreement;

(v) Any event or circumstance occurring, or any fact that becomes known, in each case after the date of this Agreement and prior to the Closing that, had such event or circumstance occurred or such fact been known prior to the date of this Agreement, would have been required to be disclosed on a Schedule hereto pursuant to Article IV and results in the failure of any representation or warranty of the Company in Article IV to be true and correct at and as of the Closing as if then made (without giving effect to any qualifications as to “materiality,” Material Adverse Change, or words of similar import (except with respect to the representations and warranties contained in Section 4.7 and 4.9)), to the extent that Losses of any Purchaser Indemnified Party resulting from any such inaccuracy or breach are not fully covered (A) by insurance maintained by Sellers or the Acquired Companies, the proceeds of which are (or are committed by the Sellers to be) made available to Purchaser or the Acquired Companies, or (B) by the R&W Policy;

(vi) Closing Date Debt, to the extent not deducted from the Estimated Base Purchase Price pursuant to Article II;

(vii) Company Transaction Expenses, to the extent not deducted from the Estimated Base Purchase Price pursuant to Article II; or

(viii) Any liability to the extent relating to any Excluded Asset.

Section 9.3 Indemnification of Seller Indemnified Parties.

Subject to the other provisions of this Article IX, from and after the Closing, the Purchaser Parties shall indemnify the Sellers, their respective officers, directors, stockholders, managers, members and other Affiliates, and the respective successors of each of the foregoing (each, a “Seller Indemnified Party”), from and against Losses incurred by such Seller Indemnified Party after the Closing resulting from or arising out of:

(a) The breach of or any inaccuracy in any representation or warranty made by the Purchaser Parties in Article V or in any certificate furnished by either Purchaser Party to the Sellers pursuant to this Agreement; or

(b) The failure of either Purchaser Party to perform any covenant or agreement under this Agreement, or the failure of the Company to perform any covenant or agreement of the Company to be performed after the Closing under this Agreement.

Section 9.4 Method of Asserting Claims.

All claims for indemnification by any Indemnified Party under this Article IX shall be asserted and resolved as follows:

(a) Third Party Claims. If any claim or demand in respect of which an Indemnified Party might seek indemnity under this Article IX is asserted against such Indemnified Party by a Person other than a party hereto (a “Third Party Claim”), the Indemnified Party shall give written notice (the “Third Party Claim Notice”) and the details thereof including an estimate of the claimed Losses and copies of all relevant pleadings, documents and information to the Indemnifying Party within a period of twenty (20) days following the assertion of the Third Party Claim against the Indemnified Party; provided, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced the Indemnifying Party or shall have resulted in the expiration of the relevant time period set forth in Section 9.5. Within thirty (30) days after its receipt of the Third Party Claim Notice (the “Third Party Claim Response Period”), the Indemnifying Party shall give notice to the Indemnified Party, in writing, of whether the Indemnifying Party elects to assume the defense of such Third Party Claim under this Article IX; provided that the Indemnifying Party shall not have the right to assume the defense of such Third Party Claim if (i) such Third Party Claim seeks, as its primary recourse (which may be in addition to or in lieu of monetary damages), an injunction or other equitable relief; (ii) such Third Party Claim exceeds the cap applicable to such indemnity item, after taking into account all previous payments made to Purchaser or a Seller, as applicable, pursuant to this Article IX, by an amount that results in the Indemnifying Party’s maximum potential indemnification obligation hereunder with respect to such Third Party Claim being less than fifty percent (50%) of the amount of such Third Party Claim; (iii) such Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; or (iv) a conflict on any significant issue exists between the Indemnified Party and the Indemnifying Party in respect of the Third Party Claim such that joint representation is precluded under applicable standards of professional conduct.

If the Indemnifying Party notifies the Indemnified Party that it elects to assume the defense of such Third Party Claim, then such defense will be conducted by the Indemnifying Party by all appropriate proceedings and shall be diligently prosecuted to a final conclusion or will be settled, at the discretion of the Indemnifying Party; provided, that unless consented to in advance by the Indemnified Party (which consent shall not be unreasonably withheld), the Indemnifying Party shall not enter into any settlement that requires a non-monetary commitment by the Indemnified Party or includes a payment by the Indemnified Party that will not be indemnified by the Indemnifying Party. The Indemnified Party will cooperate fully in such defense, including making available to the

Indemnifying Party all books, records and documents within the Indemnified Party’s control or that it can reasonably obtain relating to the Third Party Claim. The Indemnified Party, at its expense, may participate in, but not control, the defense of any Third Party Claim assumed by the Indemnifying Party pursuant to this Section 9.4(a).

If the Indemnifying Party, within the Third Party Claim Response Period (or sooner if the nature of the Third Party Claim so requires), elects not to defend such Third Party Claim or fails to defend such Third Party Claim actively and in good faith, then the Indemnified Party shall (after giving written notice of the same to the Indemnifying Party) have the right to undertake the defense (at the Indemnifying Party’s expense), compromise or settle such Third Party Claim, or consent to the entry of a judgment with respect thereto; provided, that the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any such compromise or settlement thereof or consent to the entry of a judgment with respect thereto without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld).

(b) Other Claims. In the event any Indemnified Party has a claim under this Article IX against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall give written notice (the “Claim Notice”) and the details thereof, including an estimate of the claimed Losses and copies of all relevant information and documents, to the Indemnifying Party within a period of thirty (30) days following the discovery or receipt of notification of the claim by the Indemnified Party; provided, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have materially prejudiced the Indemnifying Party or shall have resulted in the expiration of the time period set forth in Section 9.5. The Indemnifying Party will notify the Indemnified Party within a period of thirty (30) days after the receipt of the Claim Notice by the Indemnifying Party (the “Claim Response Period”) whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article IX with respect to such claim.

If the Indemnifying Party notifies the Indemnified Party within the Claim Response Period that the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within a period of thirty (30) days from the date of such notice, either party may resort to litigation in accordance with Section 9.4(c).

(c) Resolution of Disputes. Any dispute submitted to litigation pursuant to this Section 9.4(c) shall be finally and conclusively determined by litigation in a court of competent jurisdiction. Each party to this Agreement agrees that the state and federal courts located in the State of Delaware shall have exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, consents to submit itself to the personal jurisdiction of such courts. Each of the parties hereto (i) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (ii) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than courts set forth above.

(d) Sellers’ Representative. For procedural purposes, the Sellers’ Representatives shall serve as the Indemnifying Parties’ representative with respect to any claim against the Sellers made by any Purchaser Indemnified Party under Section 9.2 that relates to a breach or failure by the Company; provided, that any and all Losses payable to any Purchaser Indemnified Party with respect thereto shall limited to and satisfied exclusively as provided in Section 9.6(b). Without limiting its obligations hereunder as a Seller, the Sellers’ Representative, in such capacity, shall have no indemnification obligation to any Purchaser Indemnified Party hereunder, notwithstanding the Sellers’ Representative’s participation in the giving and receipt of notices and other actions on behalf of the Sellers under this Agreement. The Purchaser Parties shall be entitled to conclusively rely upon any action or the giving and receipt of notice by the Sellers’ Representative.

Section 9.5 Time Limits on Claims.

Except as otherwise provided in this Section 9.5, the representations and warranties of each of the parties hereto set forth in this Agreement or in any certificate delivered by any party hereto at the Closing shall survive the Closing until the Expiration Date, at which time they shall expire and be of no further force and effect; provided, however, that (a) the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Authorization), 3.5 (Ownership of the Shares), and 3.7 (Brokers); Sections 4.1 (Organization; Qualification), 4.2 (Authorization), 4.5(a) (Capitalization; Ownership), 4.6 (Subsidiaries), and 4.25 (Brokers); and Sections 5.1 (Organization), 5.2 (Authorization), and 5.6 (Availability of Funds; Solvency) (collectively, the “Fundamental Representations”) shall survive indefinitely and (b) the representations and warranties in Section 4.19 (Tax Matters) (the “Tax Representations”) shall survive until the 60th day after the expiration of the statute of limitations (including any extensions or tolling thereof) applicable thereto, at which time such representations and warranties shall expire and be of no further force and effect. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein; provided that covenants to be fully performed at or prior to the Closing shall expire upon the occurrence of the Closing. Notwithstanding the preceding portion of this Section 9.5, any claim relating to the breach of a representation, warranty, covenant or agreement set forth herein that is asserted in writing pursuant to Section 9.4 prior to the applicable survival end date described above shall survive until such claim is finally resolved and satisfied in accordance with this Article IX. Notwithstanding anything herein to the contrary, the applicable survival end date set forth in this Section 9.5 shall be tolled during the time in which Purchaser is using its commercially reasonable efforts to recover under the R&W Policy pursuant to Section 9.6(b)(ii)(B).

Section 9.6 Additional Limitations on Indemnification.

Notwithstanding any other provision of this Agreement:

(a) Individual Claim Threshold; Deductible; Cap

(i) No Purchaser Indemnified Party shall make an indemnity claim under Section 9.2 with respect to any individual occurrence unless and until the aggregate amount of Losses suffered by the Purchaser Indemnified Parties arising from such occurrence exceeds or may reasonably be expected to exceed $15,000.

(ii) No Purchaser Indemnified Party shall be entitled to indemnification under Sections 9.2(a)(i), 9.2(b)(i), or 9.2(b)(v) unless the Purchaser Indemnified Parties (collectively) have suffered or incurred Losses under such Sections aggregating to an amount in excess of $1,000,000 (the “Deductible”) whereupon the Purchaser Indemnified Parties shall be entitled to claim indemnification only for the amount of such Losses in excess of the Deductible (subject to the other applicable limitations set forth herein); provided that the Deductible shall not apply to any Losses in respect of either, (A) any inaccuracy in or breach of any Fundamental Representation or Tax Representation or (B) intentional fraud.

(iii) The Sellers shall not have any liability with respect to the Special Indemnity Matters for any amount in excess of $18,500,000, provided to the extent the source of liability is the Special Indemnity Matters described in Section 9.2(b)(v), such maximum amount shall be increased to $23,500,000, in either case in the aggregate (which applicable amount includes, for the avoidance of doubt, the payment to Purchaser Indemnified Parties in full of the Indemnity Escrow Amount).

(b) Sole Recourse to Indemnity Escrow Account and R&W Policy; Exceptions.

(i) Other than with respect to inaccuracies in or breaches of Fundamental Representations and Tax Representations, or the intentional fraud of the Sellers or the Company (collectively, the “Excluded Claims”), the right of the Purchaser Indemnified Parties to seek indemnification from the Sellers pursuant to Sections 9.2(a)(i) or 9.2(b)(i) shall be limited to, and any indemnification obligations under such Section shall be satisfied exclusively from, the Indemnity Escrow Account. The Purchaser Parties agree and acknowledge that, after the Closing, other than with respect to Excluded Claims, (A) the Purchaser Indemnified Parties shall be entitled to indemnification under this Agreement pursuant to Sections 9.2(a)(i) and 9.2(b)(i), exclusively from the Indemnity Escrow Account and from the insurer pursuant to the R&W Policy and from no other source or Person; and (B) no Purchaser Indemnified Party shall seek any recovery from any source or Person other than the Indemnity Escrow Account and the insurer under the R&W Policy, except as contemplated by Section 9.6(d)(i).

(ii) With respect to Excluded Claims (other than the Special Indemnity Matters that are excluded from coverage under the terms of the R&W Policy) and claims arising under Section 9.2(b)(ii), the Purchaser Indemnified Parties shall be required to seek recovery under this Agreement, subject to any other applicable limitations under this Article IX, (A) first from the Indemnity Escrow Account pursuant to the Escrow Agreement and (B) second from the insurer under the R&W Policy, and from no other source or Person (except as contemplated by Section 9.6(b)(v) and Section 9.6(d)(i)), except that:

The Purchaser Indemnified Parties may pursue recovery for Excluded Claims and claims under Section 9.2(b)(ii) (in each case, other than the Special Indemnity Matters that are excluded from coverage under the terms of the R&W Policy) directly against the Sellers, subject to the other applicable limitations under this Article IX, only to the extent that the Indemnity Escrow Amount is not available to satisfy such Excluded Claim or claim under Section 9.2(b)(ii) and either:

(A) the $20,000,000 policy limit under the R&W Policy has been exceeded and the Purchaser Indemnified Parties have suffered Losses with respect to Excluded Claims other than the Special Indemnity Matters in an amount that exceeds such policy limit by more than $5,000,000 (the “Excluded Claims Deductible”), in which case the Purchaser Indemnified Parties shall only be entitled to pursue recovery for such Losses in excess of the sum of the policy limit and the Excluded Claims Deductible (which sum, for avoidance of doubt, equals $25,000,000); or

(B) coverage has been denied under the R&W Policy (other than as a result of Purchaser’s fraud or gross negligence), Purchaser has used commercially reasonable efforts to recover under the R&W Policy for a period of at least 120 days after receiving notice of such denial, and, if requested by the Seller Representative, Purchaser assigns (to the extent assignable) to the Seller Representative the right to continue to pursue coverage under the R&W Policy with respect to the underlying claim.

(iii) With respect to Excluded Claims and claims under Section 9.2(b)(ii), for which the Purchaser Indemnified Parties may pursue recovery from the Sellers pursuant to Section 9.6(b)(ii), the Sellers shall not have aggregate liability for any amount in excess of the amount of the Final Base Purchase Price paid by Purchaser to the Sellers. In addition, except to the extent set forth in Section 9.6(b)(v), each Seller (individually) shall not have any liability under this Agreement for (A) the obligations of any other Seller hereunder for any reason, or (B) any amount in excess of the portion of the Final Base Purchase Price paid by Purchaser to such Seller.

(iv) With respect to all claims under Section 9.2(b) (including the Special Indemnity Matters), the Purchaser Indemnified Parties shall be required to seek recovery, subject to any other limitations under this Article IX, first from the Indemnity Escrow Account. If and only to the extent the Indemnity Escrow Account has been exhausted or disbursed, the Purchaser Indemnified Parties may thereafter pursue recovery for the Special Indemnity Matters directly against the Sellers, subject to the other applicable limitations under this Article IX (including Section 9.6(a)(iii)).

(v) With respect to claims of the Purchaser Indemnified Parties pursuant to Section 9.2(b) that are satisfied from the Indemnity Escrow Account, the liability of the Sellers shall be joint and several. With respect to claims pursuant to Section 9.2(b) for which the Purchaser Indemnified Parties may pursue recovery from the Sellers the respective obligations of the A. Davis Group and the R. Davis Group shall be several and not joint (but joint and several as among the members of the A. Davis Group and the R. Davis Group, respectively).

(vi) In the event that recovery under any insurance policy (including the R&W Policy) by any Purchaser Party, any Acquired Company, or any of their Affiliates with respect to any Losses for which any Purchaser Indemnified Party has been indemnified directly by the Sellers hereunder, then a refund equal to the aggregate amount of such recovery (net of all out-of-pocket costs and expenses directly related to pursuing such recovery) shall be made promptly to the Sellers’ Representative for the benefit of the Sellers.

(c) Special Damages. NO CLAIMS OR CAUSES OF ACTION ARISING UNDER OR RESULTING FROM THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE ASSERTED BY ANY PERSON FOR PUNITIVE OR EXEMPLARY DAMAGES UNLESS A THIRD PARTY IS AWARDED SUCH DAMAGES FROM AN INDEMNIFIED PARTY IN A THIRD PARTY CLAIM.

(d) Other Limitations.

(i) The amount an Indemnified Party shall be entitled to receive from the Indemnifying Party with respect to an item of Loss shall be reduced by and net of any recovery actually received by such Indemnified Party from any other Person with respect to such Loss (including insurance proceeds, indemnification rights, counterclaims, warranties, and subrogation actions). The Purchaser Parties shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to seek full recovery under all insurance policies covering any Losses to the same extent as they would if such Losses were not subject to indemnification hereunder. In the event that an insurance or other third party recovery is made by any Purchaser Party, any Acquired Company, or any of their Affiliates with respect to any Losses for which any Purchaser Indemnified Party has been indemnified by the Sellers hereunder, then a refund equal to the aggregate amount of the recovery (net of all out-of-pocket costs and expenses directly related to pursuing such recoveries) shall be made promptly to the Sellers’ Representative for the benefit of the Sellers. The Indemnifying Party shall be subrogated to all rights of the Indemnified Party against other Persons in respect of any Losses indemnified by such Indemnifying Party hereunder.

(ii) No Purchaser Indemnified Party shall be entitled to receive indemnification for any Losses to the extent such Losses are reserved or provided for in the Final Closing Date Schedule or in the determination of the Closing Date Net Working Capital or included in any component of Closing Date Debt or Company Transaction Expenses.

(iii) After becoming aware of any event or occurrence that could reasonably be expected to give rise to an indemnification right hereunder, each Person entitled to indemnification shall take commercially reasonable steps to mitigate all Losses arising therefrom to the extent required to do so by Applicable Law.

(iv) Any indemnification obligation under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such obligation constituting a breach of more than one representation, warranty, covenant or agreement hereunder.

(e) For the purpose of determining (i) whether or not any breaches of representations and warranties made in this Agreement have occurred and (ii) Losses arising from any such breach, the representations and warranties shall not be deemed qualified by any materiality, Company Material Adverse Effect or other similar reference contained in or otherwise applicable to such representation or warranty, in each case except with respect to the representations and warranties set forth in Section 4.7(a) and Section 4.9.

Section 9.7 Exclusive Remedies.

If the Closing occurs, the remedies provided in this Article IX shall constitute the sole and exclusive remedies available to any party hereto with respect to any claim relating to this Agreement or the Transactions and the facts and circumstances relating and pertaining hereto (whether any such claim shall be made in contract, breach of warranty, tort or otherwise), other than for intentional fraud and disputes required to be resolved pursuant to Section 2.4; provided, that the foregoing shall not limit the availability to any party hereto of injunctive and other equitable relief, including specific performance. In furtherance of the foregoing, to the extent that Purchaser Indemnified Parties suffer or incur any Losses for which they may assert any other right to indemnification, contribution or recovery from the Sellers under any common law or other Applicable Law, each Purchaser Party hereby (a) waives, releases and agrees not to assert such right, and (b) agrees to cause each of the Purchaser Indemnified Parties to waive, release and agree not to assert such right, except in the case of intentional fraud.

Section 9.8 Specific Performance.

Each of the parties hereto acknowledges that the rights of each other party to consummate the Transactions are special, unique and of extraordinary character and that, in the event that a party violates or fails and refuses to perform any covenant or agreement made by it in this

Agreement, then each other party may be without an adequate remedy at law. Each party agrees, therefore, that in the event it violates or fails and refuses to perform any covenant or agreement made by it in this Agreement, each other party may, in addition to any remedies hereunder for damages or other relief, institute and prosecute an action in any court specified in Section 9.4(c) to enforce specific performance of such covenant or agreement or seek any other equitable relief.

Section 9.9 Treatment of Indemnification Payments.

Any payment made after the Closing pursuant to indemnification obligations arising under this Agreement shall be treated as an adjustment to purchase price for all purposes unless otherwise required by Applicable Laws.

ARTICLE X

TERMINATION

Section 10.1 Termination.

This Agreement may be terminated at any time prior to the Closing Date:

(a) By the mutual written consent of Purchaser and the Sellers’ Representative;

(b) By Purchaser, on the one hand, or the Sellers’ Representative, on the other hand, upon written notice to the other party, if the Closing has not occurred on or prior to September 30, 2016; provided, that neither party may terminate this Agreement pursuant to this Section 10.1(b) if such party’s breach of any provision of this Agreement results in or causes the failure of the Transactions to be consummated on or prior to such date;

(c) By the Sellers’ Representative, upon written notice to Purchaser, if either Purchaser Party has breached any of its representations, warranties, covenants or other agreements contained in this Agreement that would give rise to the failure of a condition set forth in Section 7.2, which breach has not been waived by the Sellers’ Representative and cannot be or has not been cured within twenty (20) days after the giving of written notice by the Sellers’ Representative to Purchaser specifying such breach; provided, that the Sellers’ Representative may not terminate this Agreement pursuant to this Section 10.1(c) at any time when any Seller or the Company is in material breach of this Agreement;

(d) By Purchaser, upon written notice to the Sellers’ Representative, if any Seller or the Company has breached any of its representations, warranties, covenants or other agreements contained in this Agreement that would give rise to the failure of a condition set forth in Section 7.1, which breach has not been waived by Purchaser and cannot be or has not been cured within twenty (20) days after the giving of written notice by Purchaser to such Seller or the Company specifying such breach; provided, that Purchaser may not terminate this Agreement pursuant to this Section 10.1(d) at any time when either Purchaser Party is in material breach of this Agreement; or

(e) By Purchaser, upon written notice to the Sellers’ Representative, within five (5) days following the date (if any) on which Purchaser acquires the right to terminate this Agreement pursuant to Section 6.12.

Section 10.2 Effect of Termination.

In the event of the termination of this Agreement by any party hereto pursuant to this Article X, the party seeking termination shall deliver written notice to the other parties specifying the provision hereof pursuant to which this Agreement is being terminated, and this Agreement shall become void and shall be deemed to have terminated without liability or obligation thereafter on the part of any party hereto except (a) for breach of this Agreement prior to any termination pursuant to Section 10.1(b), Section 10.1(c), Section 10.1(d) or Section 10.1(e), and (b) pursuant to the provisions of this Section 10.2 and Article XI, each of which shall survive the termination of this Agreement. No termination of this Agreement shall affect the obligations of the parties under the Confidentiality Agreement, which shall survive termination of this Agreement in accordance with its terms.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Fees and Expenses.

All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses whether or not the Transactions are consummated, except as specifically provided to the contrary in this Agreement. The Purchaser Parties shall pay all filing fees incurred in connection with filings required of either party or any of their respective Affiliates under the HSR Act or with respect to any foreign competition authorities with respect to the Transactions.

Section 11.2 Amendment and Modification.

This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by the Seller Representatives, the Company, Parent, and Purchaser expressly stating such instrument is intended to amend, modify or supplement this Agreement.

Section 11.3 Notices.

All notices, requests, instructions, demands, documents and other communications to be given pursuant to this Agreement shall be in writing and shall be delivered personally, faxed, sent by nationally-recognized overnight courier or electronic mail to a party at the addresses set forth below for such party or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance with this Section 11.3, so long as, in the case of a notice given by fax or electronic mail, that notice has been accompanied by a notice given pursuant to clause (i) or (iii) below (and, in such case, the time delivery and receipt shall be determined as set forth in clause (ii) below). Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by fax or electronic mail, on the date sent (or on the first Business Day following the date sent if the date sent is not a Business Day) if sent during the normal business hours of the recipient or, if not, then on the next Business Day, and (iii) in the case of a nationally-recognized courier service that guarantees overnight delivery, on the Business Day after the date when sent for overnight delivery:

IF TO EITHER PURCHASER PARTY (or the Company after the Closing), TO:

Cott Corporation

5519 West Idlewild Avenue

Tampa, FL 33634

Attention: General Counsel

Email: mpoe@cott.com

Facsimile No.: (813) 313-1926

and a copy (which will not constitute notice) to:

Drinker Biddle & Reath LLP

One Logan Square, Ste. 2000

Philadelphia, PA 19103-6996

Attention: H. John Michel, Jr.

Facsimile No.: (215) 988-2757

IF TO THE SELLERS OR THE SELLERS’ REPRESENTATIVE (or the Company prior to the Closing), TO:

E. Rhyne Davis

#####

#####

Email: #####

and

Alan P. Davis

#####

#####

Email: #####

and

S&D Coffee Holding Company

300 Concord Parkway South, Concord, NC 28027

Attention: President and CFO

Facsimile: (800) 950-4378

Email: ##### and #####

and, in the case of notices to the Sellers or the Sellers’ Representative, copies (which will not constitute notice) to:

Moore & Van Allen PLLC

100 North Tryon Street, Suite 4700

Charlotte, North Carolina 28202

Attention: Hal A. Levinson

Fax: (704) 378-2050

Email: hallevinson@mvalaw.com

and

Johnston, Allison & Hord, PA

1065 East Morehead Street

Charlotte, North Carolina 28204

Attention: Joe F. Teague Jr.

Fax: (704) 376-1628

Email: jteague@jahlaw.com

Section 11.4 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 11.5 Entire Agreement; No Third Party Beneficiaries.

This Agreement and the other Transaction Documents constitute the final, complete and exclusive statement of the agreement between the parties with respect to the subject matter hereof and supersede all prior written agreements and all prior or contemporaneous oral agreements with respect to the subject matter hereof. Except as expressly provided herein (including in Section 6.9 and Article IX), this Agreement shall not confer any third-party beneficiary rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 11.6 Severability.

Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court or other authority making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 11.7 Governing Law.

This Agreement shall be construed, interpreted, enforced and governed by and under the laws of the State of Delaware without regard to its choice of law rules.

Section 11.8 Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATION IN THIS SECTION 11.8.

Section 11.9 Retention of Counsel.

In any dispute or proceeding arising under or in connection with this Agreement following the Closing, Sellers and the Sellers’ Representative shall have the right, at its election, to retain Moore & Van Allen PLLC or Johnston, Allison & Hord, PA to represent them in such matter, and each Purchaser Party, for itself and the Acquired Companies, and for their respective Affiliates, successors and assigns, hereby irrevocably consents to any such representation in any such matter and the communication by such counsel to Sellers and the Sellers’ Representative in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of any of the Acquired Companies. Each Purchaser Party, for itself and (after the Closing) the Acquired Companies, and for their respective Affiliates, successors and assigns, irrevocably acknowledges and agrees that all communications between any of the Acquired Companies and such counsel made in connection with the negotiation, preparation, execution, delivery and Closing under, or any dispute or proceeding arising under or in connection with, this Agreement or otherwise that, immediately prior to the Closing, would be deemed to be privileged communications of any of the Acquired Companies and such counsel and would not be subject to disclosure to the Purchaser Parties in connection with any process relating to a dispute arising under, or in connection with, this Agreement or otherwise, shall continue after the Closing and for all purposes be deemed to be privileged communications between Sellers and such counsel, and neither the Purchaser Parties nor any Person purporting to act on behalf of or through the Purchaser Parties shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to any of the Acquired Companies and not Sellers. Sellers and the Sellers’ Representative may assert the attorney-client privilege, the work product privilege, the expectation of client confidence and any other legal privilege or immunity against the Purchaser Parties and (after the Closing) the Acquired Companies or any of their respective Affiliates, successors and assigns to the fullest extent permitted by Applicable Law. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between the Purchaser Parties, the Acquired Companies or any of their respective Affiliates, on the one hand, and a third party (other than a party to this Agreement or any of their respective Affiliates) on the other hand, the Acquired Companies and the Purchaser Parties may assert the attorney-client privilege, the work product privilege or any other applicable privilege or immunity from disclosure to prevent disclosure of confidential communications by Moore & Van Allen PLLC or Johnston, Allison & Hord, PA to such third party; provided that none of the Acquired Companies or any of their respective Affiliates may waive any such privilege without the prior written consent of the Sellers’ Representative.

Section 11.10 Waiver.

Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 11.11 Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that the Purchaser Parties and, following the Closing, the Company, may assign any or all of their respective rights or obligations hereunder to any of their respective lenders as collateral security, in either case, without the consent of any party hereto; provided that such an assignment shall not relieve the Purchaser Parties of their obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 11.12 Exhibits and Schedules.

Each Schedule and Exhibit hereto referred to in this Agreement is hereby incorporated herein by reference and shall be deemed and construed to be a part of this Agreement for all purposes. Any disclosure of a party made in any Schedule that may be applicable to another Schedule shall be deemed to be made with respect to such other Schedule, so long as it is reasonably apparent on its face that such disclosure would also apply to such other Schedule, notwithstanding the presence or absence of any reference in this Agreement to the existence of such other Schedule in the representation or warranty in which such a reference would appear, and notwithstanding the presence or absence of any cross-reference thereto. The inclusion of any information in any Schedule shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

Section 11.13 Further Assurances.

From time to time at or after the Closing Date, at the request of the other, the Purchaser Parties and Sellers will execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such actions as the other reasonably may request in order to consummate, complete and carry out the Transactions.

Section 11.14 Releases.

(a) Effective as of, and conditioned upon the occurrence of, the Closing, and except as provided in Section 11.14(c), each of the Sellers, on behalf of themselves and any Person who may be bound by the Sellers (individually, a “Releasing Party” and collectively, the “Releasing Parties”), releases each Acquired Company and its predecessors, successors and assigns and, to the extent acting in such capacity for any Acquired Company, each of their respective officers, directors, managers and employees (individually, a “Released Party” and collectively, the “Released Parties”) from any and all Actions, debts, liabilities, and obligations of every kind and character, whether at Law or in equity, which such Releasing Party has or may have or has ever had, which arise out of, relate to or are connected with any Acquired Company with respect to periods prior to the Closing (each a “Released Claim” and together the “Released Claims”), except in all cases for fraud or the liabilities, obligations and causes of action reserved under Section 11.14(c).

(b) Each Releasing Party represents that it has made no assignment, conveyance or transfer of any kind of any Released Claim. Each Releasing Party acknowledges and intends that this Section 11.14 shall be effective as a bar to each of the Released Claims.

(c) Notwithstanding any other provision of this Section 11.14, nothing in this Section 11.14 shall prevent any Releasing Party from asserting any contractual Action or other claim such Releasing Party may have against a Released Party, if any, (i) arising under or for breach of this Agreement or any other Transaction Document or other agreement or document contemplated hereby, or in any way impair or limit any contractual obligation any Person may have under any other written agreement, or (ii) arising with respect to acts, events or omissions that occur after the Closing. Furthermore, to the extent any Releasing Party is also an employee, officer or director of any Acquired Company, the Released Claims of such Releasing Party shall not include any Action such Releasing Party may have relating to wages or benefits or for indemnification or advancement of expenses under the Acquired Companies’ organizational documents, including to the extent available under any insurance policies.

Section 11.15 Interpretation.

(a) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Use of Includes or Including. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) References to this Agreement, Sections or Exhibits. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references in this Agreement are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d) Grammatical Forms. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The conjunction “or” when used herein includes both the conjunctive and the disjunctive.

(e) References to Parties. A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f) References to Legislation. A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) Drafting of this Agreement. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted.

ARTICLE XII

SELLERS’ REPRESENTATIVE

Section 12.1 Appointment.

(a) Each of the Sellers authorizes and irrevocably appoints Alan P. Davis and E. Rhyne Davis, acting jointly, as the Sellers’ Representative, to serve as agent for and attorney-in-fact of such Seller (the individuals or entity fulfilling such role, as determined by this Section 12.1, the “Sellers’ Representative”), with full power and authority, including power of substitution, acting in the name of, or for and on behalf of, each Seller, to do the following: (i) deliver and receive notices with respect to any matter under this Agreement; (ii) execute and deliver any and all documents and take any and all such actions as shall be required or permitted of the Sellers’ Representative pursuant to this Agreement, including any and all such documents and actions with respect to the final determination of the Closing Date Net Working Capital and Closing Date Cash pursuant to Section 2.4; (iii) provide notice of, demand, pursue and enforce, in its discretion, any claim against the Purchaser Parties for a breach of this Agreement including any claim for indemnification pursuant to Article IX; (iv) take, in its discretion, any and all actions, and deliver and receive any and all notices hereunder in respect of or in connection with any claim for indemnification by any Purchaser Indemnified Parties pursuant to Article IX, including the negotiation, settlement or compromise of any disagreement or dispute with Purchaser Indemnified Parties in respect thereof; (v) take, in its discretion, any and all actions, and deliver and receive any and all notices, under the Escrow Agreement; (v) withhold funds to pay expenses and obligations arising in its capacity as Sellers’ Representative; (vi) execute and deliver, on behalf of the Sellers, any contract, agreement, amendment or other document or certificate, including any waiver, settlement agreement or release of claims, to effectuate any of the foregoing or as may otherwise be specifically permitted by this Agreement, any such contract, agreement, amendment or other document or certificate to have the effect of binding the Sellers as if the Sellers had personally entered into such agreement; (vii) take all such other actions as the Sellers’ Representative shall deem necessary or appropriate, in its discretion, for the accomplishment of the foregoing and the consummation of the Transactions, and (viii) engage such attorneys, accountants, consultants and other Persons as the Sellers’ Representative, in its discretion, deems necessary or appropriate to accomplish any action required or permitted of it hereunder.

(b) Any decision, act, consent, approval or instruction of the Sellers’ Representative given or made pursuant to this Section 12.1 shall constitute a decision, act, consent, approval or instruction of the Sellers, and the Purchaser Parties and the Company shall be entitled to conclusively rely upon any representation of the Sellers’ Representative with respect to any such act, decision, consent, approval or instruction of the Sellers. The appointment and power of attorney made in this Section 12.1 shall to the fullest extent permitted by Applicable Laws be deemed an agency coupled with an interest and all authority conferred hereby shall to the fullest extent permitted by Applicable Laws be irrevocable and not be subject to termination by operation of Applicable Laws, whether by the death or incapacity or liquidation or dissolution of any Seller or the occurrence of any other event or events. Any action taken by the Sellers’ Representative on behalf of the Sellers pursuant to this Agreement shall be as valid as if any such death, incapacity, liquidation, dissolution or other event had not occurred, regardless of whether or not the Sellers’ Representative, the Company or the Purchaser Parties shall have received notice of any such death, incapacity, liquidation, dissolution or other event.

(c) The Sellers’ Representative shall have the sole and exclusive right to handle the foregoing matters for which the Sellers’ Representative has been appointed the exclusive agent and attorney-in-fact of the Sellers. No Seller (other than, if applicable, the Sellers’ Representative) shall have any right to participate in the resolution of such matters in any manner.

(d) Notwithstanding anything in this Section 12.1 to the contrary, (i) the Sellers’ Representative shall not be permitted to enter into any amendment to this Agreement or other Transaction Document that increases the amount of, or extends the time limit with respect to, any liabilities or obligations of a Seller hereunder or thereunder in any manner without the prior written consent of such Seller, (ii) the Sellers’ Representative shall not be permitted to bind any Seller or its Affiliates to a substantive, non-monetary obligation, covenant or restriction without the prior written consent of such Seller, and (iii) with respect to an indemnification claim pursuant to Section 9.2(a) by a Purchaser Indemnified Party against a specific Seller, such Seller (and not the Sellers’ Representative) shall act as the Indemnifying Party hereunder for all purposes, including with respect to the defense thereof; provided, that nothing in this subclause (iii) shall be deemed to result in or create any limitation whatsoever on the rights of any Purchaser Indemnified Party, including with respect to the effectiveness of any notice given in accordance with any notice provision in this Agreement.

Section 12.2 Sellers’ Representative Fund.

(a) The Sellers’ Representative Fund will be available for use by the Sellers’ Representative in its discretion following the Closing for the payment of all costs and expenses incurred by the Sellers’ Representative in connection with the exercise by it of the authority granted to it herein (including, without limitation, reasonable attorney’s fees and expenses, the fees and expenses of any accountants or other professional advisors retained by the Sellers’ Representative and any portion of the fees and expenses of the Neutral Accountant for which the Sellers’ Representative is liable hereunder). The Sellers’ Representative in its discretion may also use the Sellers’ Representative Fund to satisfy any finally determined obligations that are required to be satisfied by the Sellers, including pursuant to Section 2.4(e).

(b) Any portion of the Sellers’ Representative Fund remaining after the Expiration Date (or, if later, upon the final resolution of all claims asserted against the Indemnity Escrow Account), after payment of any costs and expenses incurred by the Sellers’ Representative through such date and of any other obligations of the Sellers as of such date pursuant to this Article XII shall be distributed to the Sellers in accordance with their respective Allocation Percentages. Notwithstanding anything herein to the contrary, prior to the final distribution of any remaining funds in the Indemnity Escrow Account to the Sellers, the Sellers’ Representative shall be permitted to be reimbursed out of such remaining funds in the Indemnity Escrow Account for any and all reasonable costs and expenses of the Sellers’ Representative in excess of the remaining portion of the Sellers’ Representative Fund at such time. In furtherance of the foregoing, upon request of the Sellers’ Representative prior to the final distribution of the remaining funds in the Indemnity Escrow Account to the Sellers, the Sellers’ Representative and Purchaser shall deliver to the Escrow Agent a written instruction to the Escrow Agent to release to the Sellers’ Representative an amount equal to its reasonable costs and expenses in excess of the remaining portion of the Sellers’ Representative Fund out of funds otherwise distributable to the Sellers.

Section 12.3 Substitute Appointment.

In the event of the death, incapacity, liquidation, or dissolution of any Person or entity serving as the Sellers’ Representative, as applicable, the Sellers’ Representative (or its trustee, receiver or personal representative) shall promptly designate a substitute and provide written notice to Purchaser and the Sellers of such substitute, which substitute shall from the time of such designation have all the rights and responsibilities of the Sellers’ Representative hereunder.

Section 12.4 Reliance by Sellers’ Representative.

As between the Sellers’ Representative and the other Sellers, the Sellers’ Representative shall be entitled to rely, and shall be fully protected against the other Sellers in relying upon any statements furnished to it by any Seller, the Purchaser Parties or, following the Closing, the

Company, and the Sellers’ Representative shall be entitled to act on the advice of counsel selected by it and shall not be liable to any Seller for any action or inaction done in good faith by the Sellers’ Representative based on such advice.

Section 12.5 No Liability of Sellers’ Representative.

The Sellers’ Representative will not be liable to the Sellers for any action taken by the Sellers’ Representative in good faith without gross negligence or willful misconduct, and the Sellers shall severally (and not jointly), in accordance with their respective Allocation Percentages, indemnify the Sellers’ Representative from any Losses arising out of service in its capacity as the Sellers’ Representative hereunder, except to the extent such Losses are incurred due to the intentional misconduct or bad faith of the Sellers’ Representative. The Sellers’ Representative is serving in such capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Sellers hereunder, and the Purchaser Parties agree on behalf of itself and all Purchaser Indemnified Parties not to look to the assets of the Sellers’ Representative, in such capacity, for the satisfaction of any obligations of the Sellers hereunder. In no event shall the Sellers’ Representative be liable to any Seller for indirect, punitive, special or consequential damages.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned parties have executed this Stock and Membership Interest Purchase Agreement as of the date first written above.

COMPANY:

S&D COFFEE HOLDING COMPANY

By:	/s/ C. Ron Hinson
Name:	C. Ron Hinson
Title:	President and Chief Executive Officer

PURCHASER:

SIP ACQUISITION COMPANY

By:	/s/ Michael James
Name:	Michael James
Title:	Vice President

PARENT:

COTT CORPORATION

By:	/s/ Shane Perkey
Name:	Shane Perkey
Title:	Treasurer

S&D SHAREHOLDERS:

THE J. ROY DAVIS, JR. SPOUSE’S TRUST

By:	/s/ C. Ron Hinson
Name:	C. Ron Hinson
Title:	Trustee

THE J. ROY DAVIS, JR. FAMILY TRUST

By:	/s/ C. Ron Hinson
Name:	C. Ron Hinson
Title:	Trustee

[Signature Page to Stock and Membership Interest Purchase Agreement]

THE SUE JONES DAVIS REVOCABLE TRUST U/A DATED NOVEMBER 20, 1996

By:	/s/ Sue J. Davis
Name:	Sue J. Davis
Title:	Trustee

THE ALAN PEDEN DAVIS REVOCABLE TRUST U/A DATED JULY 18, 1988

By:	/s/ Alan P. Davis
Name:	Alan P. Davis
Title:	Trustee

/s/ Carrie Elizabeth Davis
Carrie Elizabeth Davis

/s/ Brian Peden Davis
Brian Peden Davis

/s/ Robin Brooks Davis
Robin Brooks Davis

THE ALAN PEDEN DAVIS IRREVOCABLE TRUST NUMBER TWO

By:	Bank of America, N.A. (“U.S. Trust”), Co-Trustee

	By:	/s/ Harriet L. Johnson
	Name:	Harriet L. Johnson
	Title:	Senior Vice President

By:	/s/ Robin B. Davis
Name:	Robin B. Davis
Title:	Co-Trustee

[Signature Page to Stock and Membership Interest Purchase Agreement]

ALAN PEDEN DAVIS IRREVOCABLE TRUST DATED DECEMBER 31, 2012

By:	/s/ Robin B. Davis
Name:	Robin B. Davis
Title:	Trustee

1996 GST EXEMPT TRUST FOR ALAN P. DAVIS

By:	/s/ Alan P. Davis
Name:	Alan P. Davis
Title:	Co-Trustee

By:	Argent Trust Company, Co-Trustee

	By:	/s/ Lorrie M. Godfrey
	Name:	Lorrie M. Godrey
	Title:	Assistant Vice President

1996 GST NONEXEMPT TRUST FOR ALAN P. DAVIS

By:	/s/ Alan P. Davis
Name:	Alan P. Davis
Title:	Co-Trustee

By:	Argent Trust Company, Co-Trustee

	By:	/s/ Lorrie M. Godfrey
	Name:	Lorrie M. Godrey
	Title:	Assistant Vice President

2009 GST EXEMPT TRUST FOR ALAN P. DAVIS

By:	/s/ Alan P. Davis
Name:	Alan P. Davis
Title:	Co-Trustee

2009 GST EXEMPT TRUST FOR ALAN P. DAVIS

By:	/s/ Brenda Van Valen
Name:	Brenda Van Valen
Title:	Trustee’s Market President, on behalf of Argent Trust Company, Co-Trustee

[Signature Page to Stock and Membership Interest Purchase Agreement]

THE ELLIS RHYNE DAVIS REVOCABLE TRUST U/A DATED NOVEMBER 20, 1996

By:	/s/ Ellis Rhyne Davis
Name:	Ellis Rhyne Davis
Title:	Trustee

By:	/s/ Lisa Eldridge Davis
Lisa Eldridge Davis

THE SECTION 2503(C) TRUST F/B/O JOHN KENNETH DAVIS U/A DATED DECEMBER 28, 2001

By:	/s/ Ellis Rhyne Davis
Name:	Ellis Rhyne Davis
Title:	Trustee

ELLIS RHYNE DAVIS FAMILY TRUST DATED DECEMBER 31, 2012

By:	/s/ Lisa Eldridge Davis
Name:	Lisa Eldridge Davis
Title:	Trustee

THE LED FAMILY TRUST DATED DECEMBER 31, 2012

By:	/s/ Ellis Rhyne Davis
Name:	Ellis Rhyne Davis
Title:	Trustee

1996 GST EXEMPT TRUST FOR E. RHYNE DAVIS

By:	/s/ Ellis Rhyne Davis
Name:	Ellis Rhyne Davis
Title:	Trustee

1996 GST NONEXEMPT TRUST FOR E. RHYNE DAVIS

By:	/s/ Ellis Rhyne Davis
Name:	Ellis Rhyne Davis
Title:	Trustee

[Signature Page to Stock and Membership Interest Purchase Agreement]

1996 GST EXEMPT TRUST FOR E. RHYNE DAVIS

By:	/s/ Lorrie M. Godfrey
Name:	Lorrie M. Godfrey
Title:	Trustee’s Assistant Vice President, on behalf of Argent Trust Company, Co-Trustee

1996 GST NONEXEMPT TRUST FOR E. RHYNE DAVIS

By:	/s/ Lorrie M. Godfrey
Name:	Lorrie M. Godfrey
Title:	Trustee’s Assistant Vice President, on behalf of Argent Trust Company, Co-Trustee

2009 GST EXEMPT TRUST FOR E. RHYNE DAVIS

By:	/s/ Ellis Rhyne Davis
Name:	Ellis Rhyne Davis
Title:	Trustee

2009 GST EXEMPT TRUST FOR E. RHYNE DAVIS

By:	/s/ Brenda Van Valen
Name:	Brenda Van Valen
Title:	Trustee’s Market President, on behalf of Argent Trust Company, Co-Trustee

[Signature Page to Stock and Membership Interest Purchase Agreement]

SELLERS’ REPRESENTATIVE:

/s/ Alan P. Davis
Alan P. Davis

/s/ E. Rhyne Davis
E. Rhyne Davis

ARABICA MEMBERS:

/s/ Alan Peden Davis
Alan Peden Davis

/s/ Ellis Rhyne Davis
Ellis Rhyne Davis

[Signature Page to Stock and Membership Interest Purchase Agreement]

/s/ Alan Peden Davis
Alan Peden Davis

/s/ Ellis Rhyne Davis
Ellis Rhyne Davis

[Signature Page to Stock and Membership Interest Purchase Agreement]